UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 16, 2013 (August 12, 2013)

HedgePath Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-13467	30-0793665
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

324 South Hyde Park Avenue, Suite 350

Tampa, FL 33606

(813) 864-2559

(Address, including Zip Code and Telephone Number, including

Area Code, of Principal Executive Offices)

Commonwealth Biotechnologies, Inc.

718 Grove Road

Midlothian, Virginia 23114

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our lack of operating history;

•	our current lack of capital resources needed to progress our business plan;

•

acceptance of our business model (namely the repurposing of the drug itraconazole (currently approved as an anti-fungal agent) for the treatment of cancer) by investors and potential commercial collaborators;

•	our current and future capital requirements and our ability to satisfy our capital needs;

•	our ability to complete required clinical trials of our product candidate and obtain approval from the FDA or other regulatory agencies in different jurisdictions;

•	our ability to obtain, maintain or protect the validity of our patents and other intellectual property;

•	our ability to retain key executive members;

•	our ability to internally develop new inventions and intellectual property; and

•	interpretations of current laws and the passages of future laws, rules and regulations applicable to our business.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this Report are based on information available to us on the date of this Report. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this Report.

Item 1.01. Entry into a Material Definitive Agreement.

On August 12, 2013, as the first step in a two-step transaction, Commonwealth Biotechnologies Inc, a Virginia corporation (“CBI”), effected a “short-form” reincorporation merger with HedgePath Pharmaceuticals, Inc. (“HPPI”, “we” or “us” or similar terminology), a newly created and wholly owned and Delaware subsidiary of CBI, pursuant to which CBI merged with and into HPPI, with HPPI being the surviving entity in the merger and with the effect of CBI becoming reincorporated as a Delaware corporation and changing its corporate name. The information set forth in Item 5.03 below with respect to the reincorporation merger is incorporated herein by reference.

On August 13, 2013, as the second step in the two-step transaction, HPPI entered into a Contribution Agreement, dated as of August 13, 2013 ( the “Contribution Agreement”), by and between HPPI and Hedgepath, LLC, a Florida limited liability company (“HedgePath”), pursuant to which, and subject to the terms and conditions contained therein, in exchange for shares of HPPI’s newly created Series A Convertible Preferred Stock (the “Series A Preferred Stock”), representing 90% of the fully diluted voting securities of HPPI as of the date of issuance (or 170,000,739 shares of common stock, par value $0.0001 per share, of HPPI (the “Common Stock”) on an as converted basis), HedgePath contributed and/or assigned the following assets and contract rights to HPPI, together with all assets owned by HedgePath associated with the going forward business of HPPI as described herein (collectively, the “Assets”):

(i) U.S. Provisional Patent Application 61-813,122, “Prostate-Specific Antigen as Biomarker for Hedgehog Pathway Inhibitor Treatment and Prognostic Monitoring of Prostate Cancer” (previously assigned to HedgePath by Francis E. O’Donnell, Jr. and Nicholas J. Virca, as inventors);

(ii) U.S. Provisional Patent Application 61-813,823, “Treatment and Prognostic Monitoring of Cancer Using Hedgehog Pathway Inhibitors” (previously assigned to HedgePath by Francis E. O’Donnell, Jr. and Nicholas J. Virca, as inventors);

(iii) Assignment of Patents, dated November 1, 2012, by Francis E. O’Donnell, Jr. in favor of HedgePath;

(iv) Assignment of Patents, dated November 1, 2012, by Nicholas J. Virca in favor of HedgePath;

(v) Consulting Agreement, dated and effective as of September 1, 2012, by and between HedgePath Pharmaceuticals, Inc. (the predecessor of HedgePath) and Emmanuel Antonarakis, MD (“Antonarakis”).

(vi) Confidentiality and Intellectual Property Assignment Agreement, dated and effective September 1, 2012, between Antonarakis and HedgePath Pharmaceuticals, Inc. (the predecessor to HedgePath), which includes all intellectual property, know-how and other assets assigned to HedgePath by Antonarakis under such agreement.

(vii) Consulting Agreement, effective as of April 11, 2013, by and between HedgePath and Arianne Consulting, Inc. (“Arianne”); and

(viii) Confidentiality and Intellectual Property Assignment Agreement, dated and effective April 11, 2013, between Arianne and HedgePath, which includes all intellectual property, know-how and other assets assigned to HedgePath by Arianne under such agreement.

The Contribution Agreement and other transaction described in this Current Report were entered into to carry out the purposes and intent of that certain Amended Plan of Reorganization, dated January 4, 2013 (the “Plan”), filed by CBI and confirmed by the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”) in connection with CBI’s voluntary petition before the Bankruptcy Court seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (Case No. 11-30381-KRH). The Plan was previously approved by CBI’s creditors and shareholders and confirmed by the Bankruptcy Court on March 29, 2013.

HedgePath is a development stage pharmaceutical company. Since its formation in late 2011, HedgePath has sought, among other pharmaceutical business opportunities, to acquire technology rights and to conduct activities related to the development of the currently-marketed drug itraconazole (currently approved as an anti-fungal agent) for the treatment of cancer (the “Itra Business Opportunity”). See Item 2.01 hereof for a further description of the Itra Business Opportunity.

In accordance with the Plan, and as a result of the transactions contemplated by the Contribution Agreement, from and after August 13, 2013, HPPI will be engaged in the Itra Business Opportunity. The Assets contributed to HPPI by HedgePath represent the assets and rights heretofore developed or acquired by HedgePath related to the Itra Business Opportunity, and by virtue of the Contribution Agreement, HPPI acquired all of HedgePath’s right, title and interest in and to the Assets (the “Acquisition”).

As part of the Contribution Agreement, HedgePath, which owned a certain claim against CBI in the amount of $52,500, which claim was owed by CBI to a third party service provider, contributed such claim to HPPI. CBI previously agreed to issue to such service provider a number of restricted shares of its common stock, no par value, with the number of shares of common stock to be determined based on the valuation of the shares to be issued to purchasers in connection with HPPI’s planned $5 million offering of securities as described in the Plan. Such shares of common stock are to be issued to such service provider within five (5) business days of the final determination of such valuation (as memorialized in the final transaction documentation for such offering).

HedgePath did not contribute any of its liabilities to HPPI in connection with the Contribution Agreement, and retained all of its assets other than those related to the Itra Business Opportunity.

The preceding summary of the Contribution Agreement is qualified in its entirety by reference to the full text of the Contribution Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The discussion of the Plan is qualified in its entirety by reference to the text of the Plan as filed as Exhibit 2.1 to CBI’s Current Report on form 8-K filed with the Securities and Exchange Commission on April 18, 2013.

Item 2.01. Completion of Acquisition or Disposition of Assets

On August 12, 2013, CBI consummated the reincorporation merger with and into HPPI, its wholly-owned Delaware subsidiary, pursuant to which CBI changed its name to “HedgePath Pharmaceuticals, Inc.” and became reincorporated as a Delaware corporation. The summary of the reincorporation merger set forth in Item 5.03 of this Current Report on Form 8-K is also incorporated herein by this reference.

On August 13, 2013, HPPI consummated the transactions contemplated by the Contribution Agreement including the acquisition of Assets, as contemplated by the Plan. The summary of the Contribution Agreement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by this reference.

Prior to the Acquisition and reincorporation merger, CBI was a shell company, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, having been subject to bankruptcy proceedings and with no operations. CBI formally emerged from Chapter 11 bankruptcy following the consummation of the Acquisition and the reincorporation merger, which satisfied the final condition to effectiveness of the Plan.

The following is a description of the Itra Business Opportunity, which will constitute HPPI’s business as a result of the Acquisition and reincorporation merger.

Description of Business

Overview

Pre-Bankruptcy and Emergence from Bankruptcy

CBI was founded as a Virginia corporation in 1992, and completed an initial public offering in October 1997. Its business model had been providing, on a contract basis, specialized life sciences services to the pharmaceutical and biotechnology sector.

On January 20, 2011, CBI filed a voluntary petition in the Bankruptcy Court seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 case was captioned In re Commonwealth Biotechnologies, Inc., Case No. 11-30381-KRH. On January 4, 2013, CBI filed the Plan with the Bankruptcy Court. The Plan was approved by a vote of creditors and CBI stockholders on March 21, 2013. HedgePath was the winning bidder for CBI (which is sometimes referred to herein as HPPI in its capacity as the reorganized company, after giving effect to the consummation of the transactions contemplated by the reincorporation merger and Acquisition). CBI received an auction fee of $30,000 from HedgePath in addition to the contribution of Assets related to the Itra Business Opportunity.

On March 29, 2013, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan pursuant to Chapter 11 of the Bankruptcy Code. On April 17, 2013, CBI issued a press release announcing the effectiveness of the Confirmation Order.

Under the terms of the Plan, and pursuant to the Contribution Agreement, HedgePath contributed and assigned the Assets to HPPI, as the reorganized debtor, in exchange for 90% of fully diluted voting equity in HPPI (in the form of the Series A Preferred Stock) on the date of issuance, with the prior stockholders of CBI retaining approximately 10% voting equity in HPPI, represented by 100% of HPPI’s issued and outstanding shares of Common Stock. As the elements of the Plan have been implemented (including the payment in full of all company creditors), HPPI will be moving in the coming weeks to formally close CBI’s bankruptcy case.

Post-Bankruptcy Business of HPPI - General

As a result of the Acquisition, we are a clinical stage biopharmaceutical company that discovers, develops and plans to commercialize innovative therapeutics for patients with cancer. We are currently focused on the development of therapies for a variety of cancers, with initial emphasis on skin, prostate and lung cancers in the U.S. market, based upon the use of the currently marketed drug itraconazole. We believe that itraconazole could affect the Hedgehog signaling pathway in cells, a major regulator of many fundamental cellular processes, which could in turn impact the development and growth of certain cancers.

Itraconazole is approved for and extensively used to treat anti-fungal infections and has a significant history of safe and effective use in humans. We have developed, and have optioned and are seeking to acquire and/or license, intellectual property and know-how related to the treatment of cancer patients using itraconazole and have applied for patents to cover our inventions.

The Hedgehog Pathway

The Hedgehog signaling pathway is a major regulator of many fundamental cellular processes in vertebrates, including primarily at the embryonic stage of development but also as it relates to stem cell maintenance, cell differentiation, tissue polarity and cell proliferation. Based on published research, we believe that inhibiting the Hedgehog pathway could delay or possibly prevent the development of certain cancers in patients. Research has shown that activation of the Hedgehog pathway can lead to the formation of cancerous tumors (a process known as tumorigenesis) such as the most common form of skin cancer known as basal cell carcinoma. A variety of other human cancers, including brain, gastrointestinal, lung, breast and prostate cancers, also demonstrate inappropriate activation of this pathway. Hedgehog signaling from the tumor to the surrounding cell structures has been shown to sometimes promote further tumorigenesis as well. This pathway has also been shown to regulate proliferation of cancer stem cells and to increase tumor invasiveness.

We believe that the targeted inhibition of Hedgehog signaling may be effective in the treatment and prevention of many types of human cancers. We also believe that the discovery and synthesis of specific Hedgehog pathway inhibitors may have significant clinical implications regarding the development of novel cancer therapies. Several synthetic Hedgehog antagonists are now being studied, some of which are undergoing clinical evaluation. The orally available compound, GDC-0449 (vismodegib, developed by Genentech, a subsidiary of Roche), is the first Hedgehog inhibitor based-therapy that has been approved for treatment of advanced stages of basal cell carcinoma by the U.S. Food and Drug Administration (“FDA”).

Repurposing itraconazole for treating cancer

We are implementing clinical and regulatory plans to enable the repurposing of itraconazole for the treatment of a variety of cancers. This strategy is intended to significantly reduce the risk and time to potential FDA approvals for marketing in the United States. Initial target applications include therapies for prostate, lung and skin cancers, among others.

Itraconazole appears to have notable anti-cancer effects by one or more independent or synergistic mechanisms, some of which are not clearly understood and continue to be the subject of on-going research. These anti-cancer effects have been demonstrated in various animal models and, subsequently in human studies over the last few years, all of which are the basis of our interest in the clinical development of itraconazole for treatment of human cancers.

We believe that our development of itraconazole as an anti-cancer therapy may lead to its use as an inhibitor of the Hedgehog pathway, thereby retarding the progression of cancer.

In animal models, itraconazole has demonstrated an anti-angiogenic effect (i.e., inhibiting the formation of new blood vessels), which may be important in controlling the proliferation of cancerous cells and tumors in humans based upon its interaction with certain cell-based growth factors. Itraconazole also appears to induce changes related to the mTOR pathway, an important regulator of cell growth, proliferation and survival which, when unregulated, can also lead to cancer.

Prostate Cancer

We believe that the use of itraconazole to treat each of our target cancer patient populations has the potential to benefit from various FDA programs designed to expedite the approval process. Itraconazole has already been tested as a treatment for men with metastatic castrate resistant prostate cancer in a multi-institutional Phase II trial led by Johns Hopkins University and completed in 2011 and published in 2013, which showed that, at a specified dose, there was a significant correlation to slowing the progression of cancer and extending survival. Based on those encouraging results in metastatic disease, we are planning to test itraconazole in high-risk men with non-metastatic prostate cancer (who are castrate resistant, either based upon drug therapy or surgery) to study the effect of itraconazole therapy in delaying metastases. There is no currently approved drug therapy for these patients and yet they are treated with drugs designed for metastatic disease on an “off-label” basis. We believe this is a significant opportunity for us since we are offering a non-toxic, non-androgen dependent small molecule therapy to a very large population of patients. Therapy with itraconazole may offer great promise for delaying the use of, and associated side-effects due to those Androgen Deprivation Therapy (ADT) Drugs which are formulated to lower testosterone levels but are intended for metastatic disease treatment.

Basal Cell Carcinoma.

Itraconazole may also offer a significant alternative therapy to Genentech’s drug, vismodegib, for treatment of advanced basal cell carcinoma (known as BCC). Vismodegib is the first FDA-approved Hedgehog inhibitor based-therapy, yet has many reported toxicities and is associated with serious side effects that result in suspension of chronic dosing. As a result, basal cell tumors reoccur and patients are faced with the choice of returning to vismodegib therapy or, if possible, surgical alternatives. Itraconazole may prove to be a more acceptable therapy for a larger number of patients or considered as a therapy which could easily be alternated with vismodegib, especially for patients with advanced disease. Additionally, recent reports indicate that vismodegib has led to resistance in some BCC patients, so use of itraconazole as an alternative therapy in this sub-population of patients could prove to be very useful for long term oral drug therapy. Itraconazole treatment of advanced BCC patients and patients with Gorlin Syndrome (a genetic disease which causes chronic BCC tumors) may qualify for orphan drug status,an FDA designation that expedites review of drugs for the treatment of diseases that have relatively small patient populations.

Lung Cancer

Patients with advanced squamous cell lung cancer (most often caused by cigarette smoking) have few options when considering therapies to extend survival. With a median survival of only 10 months while on approved chemotherapy regimens, we believe that new therapies are definitely needed. We believe that the pre-clinical data on the use of itraconazole in conjunction with chemotherapy reflects positively on the use of itraconazole as an anti-cancer therapy for this form of lung cancer. If these data prove to be applicable to human treatment by improving survival, while dosing itraconazole in combination with modern doublet therapy (the combination of chemotherapy drugs Gemcitabine and Cisplatin), the treatment may qualify for one or more FDA accelerated programs, such as a breakthrough therapy or fast track status.

Description and Background of the HedgePath Contributed Assets

Since HedgePath’s formation in late 2011, HedgePath has sought, among other pharmaceutical business opportunities, to acquire technology rights and to conduct activities related to the development of itraconazole for the treatment of cancer. As of June 30, 2013, HedgePath has expended the following amounts related to HedgePath’s acquisition of the Assets and the development of the Itra Business

Opportunity:

(i)	approximately $82,500 on technical and medical consulting as well as assistance with the review and development of a regulatory plan;

(ii)	$15,000 in annual, non-refundable option fees to New York University related to an intellectual property option agreement (since expired) between HedgePath and New York University;

(iii)	approximately $15,444 in travel expenditures primarily relating to meetings with key opinion leaders, presentations and conferences; and

(iv)	approximately $5,500 in patent expense associated with the preparation of provisional patent applications related to Hedgehog pathway inhibitors which were included as part of the Assets.

Our Strategy

Our goal is to be a leader in the development and commercialization of itraconazole based- therapeutics for the treatment of cancer patients. We believe that we can accomplish this goal by implementing the following key elements of our business strategy:

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Rapidly Advance the Clinical Development of Our Therapies. With the history of safe use of itraconazole in humans for anti-fungal indications, we believe we can surpass each of the required pre-clinical animal studies for toxicity and Phase I human trials to establish safety, and therefore move directly into Phase II human trials. We intend to apply for Investigational New Drug (or IND) approval for itraconazole for the treatment of cancer as a disease category, and thereafter file individualized clinical trial protocols for each of our target cancer indications in order to have the ability to initiate our clinical trials in parallel.

•

Leverage Collaborations. We are in active negotiations with a manufacturer of a proprietary form of itraconazole to establish our product supply. This manufacturer has FDA-approved facilities and the capabilities to support our efforts based on cGMP (clinical good manufacturing practice) standards for pharmaceuticals marketed in the United States. If we are able to secure a contractual arrangement with this supplier during the second half of 2013, we will secure a supply of product for clinical trials and, thereafter, commercial sale should one or more of our therapies be approved by the FDA. We hope to also gain access to key technologies and patents under this collaboration.

•

Seek FDA Programs to Expedite Drug Approvals. The FDA has various programs intended to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening conditions. These expedited programs help ensure that therapies for serious conditions are available as soon as it can be concluded that the therapies’ benefits justify their risks, taking into account the seriousness of the condition and the availability of alternative treatments. These programs include breakthrough therapy designation, fast track designation, accelerated approval, and priority review. We believe that itraconazole for the treatment of cancer may qualify for one of these designations, which could help expedite the regulatory review process.

•	Commercialize and Market with Exclusivity. We are currently preparing for the clinical testing of itraconazole for treatment of cancer in order to later seek FDA approvals based upon its efficacy for this new indication. We have developed specific clinical trial designs to address different forms of cancer in order to pursue New Drug Application (or NDA) approvals for multiple indications. Further, we believe itraconazole can be commercialized in a way that maximizes benefits for cancer patients, based on our specific therapy regimens, while eliminating generic substitution and providing us with market exclusivity protections through our intellectual property rights.

We intend to finance our research and development, commercialization and distribution efforts and our working capital needs primarily through:

•	partnering with other pharmaceutical companies to assist in the supply, manufacturing and distribution of our products for which we would expect to receive upfront milestone and royalty payments;

•

licensing and joint venture arrangements with third parties, including other pharmaceutical companies where we would receive funding based on out-licensing our product to augment their product profile in the treatment of cancers;

•	receiving government or private foundation grants which would be awarded to us to further develop our current and future anti-cancer therapies; and

•

securing proceeds from public and private financings and other strategic transactions. As part of the Plan, we will seek an up to $5 million equity financing to provide for our initial working capital although no assurances can be given that we will be able to raise such funds.

Readers are advised that our timeframe for filing and approval of any Investigational New Drug Applications (known as INDs) or any New Drug Applications (known as NDAs) with the FDA, regarding itraconazole or any other product cannot be stated with certainty and will be subject to many factors, many of which may be beyond our control, which will likely cause us to revise any estimates we ultimately disclose.

Background on Cancer

Cancer is a heterogeneous group of diseases characterized by uncontrolled cell division and growth. Cancerous cells that arise in the lymphatic system and bone marrow are referred to as hematological tumors. Cancer cells that arise in other tissues or organs are referred to as solid tumors. Researchers believe that exposure to some chemicals, viruses and various forms of radiation can cause genetic alterations that cause cancer. Genetic predispositions also can increase the risk of cancer in some people.

Cancer is the second leading cause of death in the United States, exceeded only by heart disease. The American Cancer Society estimates that in 2013 there will be approximately 1.6 million new cases of cancer and approximately 580,000 deaths from cancer in the United States.

The most common methods of treating patients with cancer are surgery, radiation and drug therapy. A cancer patient often receives treatment with a combination of these methods. Surgery and radiation therapy are particularly effective in patients in whom the disease is localized (not spread beyond the initial site of disease). Physicians generally use systemic drug therapies in situations in which the cancer has spread beyond the primary site or cannot otherwise be treated through surgery. The goal of drug therapy is to damage and kill cancer cells or to interfere with the molecular and cellular processes that control the development, growth and survival of cancer cells or tumors. In many cases, drug therapy entails the administration of several different drugs in combination. Over the past several decades, drug therapy has evolved from non-specific drugs that damage both healthy and cancerous cells, to drugs that target specific molecular pathways involved in cancer and more recently to therapeutics that target the specific oncogenic “drivers” of cancer.

Cytotoxic Chemotherapies. The earliest approach to pharmacological cancer treatment was to develop drugs, referred to as cytotoxic drugs, which kill rapidly proliferating cancer cells through non-specific mechanisms, such as disrupting cell metabolism or causing damage to cellular components required for survival and rapid growth. While these kinds of drugs have been effective in the treatment of some cancers, many unmet medical needs for the treatment of cancer remain. Also, cytotoxic drug therapies act in an indiscriminate manner, acting upon the metabolism of healthy as well as cancerous cells. Due to their mechanism of action, many cytotoxic drugs have a narrow dose range above which the toxicity causes unacceptable or even fatal levels of damage and below which the drugs are not effective in eradicating cancer cells.

Targeted Therapies. The next approach to pharmacological cancer treatment was to develop drugs, referred to as targeted therapeutics, that target specific biological molecules in the human body that play a role in rapid cell growth and the spread of cancer. Targeted therapeutics include vascular disruptors, also referred to as angiogenesis inhibitors, which prevent the formation of new blood vessels and restrict a tumor’s blood supply. Other targeted therapies affect cellular signaling pathways that are critical for the growth of cancer. While these drugs have been effective in the treatment of some cancers, most do not address the underlying cause of the disease. These drugs focus on inhibiting processes that help the cancer cell survive, but not the oncogenes that are the drivers or cause of the cancer itself.

Oncogenic Therapies. A more recent approach to pharmacological cancer treatment is to develop drugs that affect the drivers that cause uncontrolled growth of cancer cells because of a specific genetic alteration. In some cases, these agents were identified as therapeutics without knowledge of the underlying genetic change causing the disease. To date, the shortcoming of this research approach has been that it often follows a conventional trial and error approach to drug discovery. In this approach, clinical development involves the treatment of large populations from which a defined subpopulation that responds to treatment is identified. As a result, this approach can be time-consuming and costly, with success often uncertain. Another major concern of these newly discovered drugs, some of which have been recently approved, is that resistance to them occurs as the cancer finds new ways to circumvent the genetic pathway.

The Itraconazole Approach to Treating Cancer

We are focusing our developments on Hedgehog pathway inhibitor therapeutics for patients with certain cancers, including prostate, lung and skin cancers. Our initial product candidate is itraconazole, which has exhibited anti-cancer properties in human trials and therefore, based on pre-clinical research regarding specific indicators of Hedgehog pathway inhibition, we believe has compelling evidence of being a potential Hedgehog inhibitor for treatment of cancer in humans.

Background of Itraconazole. Itraconazole is FDA approved for and used to treat serious fungal or yeast infections. This medicine works by killing the fungus or yeast and preventing its growth. Itraconazole is a prescription based medication, available as an IV solution, liquid, capsule or tablet

Cancer and Hedgehog Inhibitors. The Hedgehog (also known as Hh) proteins comprise a group of secreted proteins that regulate cell growth, differentiation and survival. They are involved in organogenesis (the formation of organs), and have been shown to promote adult stem cell proliferation. Inappropriate activation of the Hh signaling pathway has been implicated in the development of several types of cancers including prostate, lung, pancreas, breast, brain and skin. Hedgehog pathway inhibitors are a relatively new class of therapeutic agents that act by targeting the proteins involved in the regulation of the Hh pathway. Many of these newly discovered inhibitors are currently undergoing preclinical testing and some have entered clinical studies as anti-cancer agents for a variety of cancers.

Similarly, itraconazole has also been shown to suppress growth of brain tumors in animal models. It has also been shown to have anti-cancer effects in both basal cell carcinoma and prostate cancer in human clinical trials. Itraconazole acts as a SMO (a protein receptor of the Hh pathway) antagonist (blocker), in a manner distinct from its anti-fungal activity which targets a compound found in fungi and yeast known as ergosterol (a steroid found in the cell walls of fungi and yeast that functions in a fashion similar to cholesterol in humans).

Intellectual Property

We strive to protect the intellectual property that we believe will be important to our business, including seeking our own patent protection (or seeking licenses to patents) intended to cover the composition of matter of our product candidate, its methods of use, related technology and other inventions that are important to our business. As part of the Acquisition, we have acquired from HedgePath the following two provisional patents related to Hedgehog pathway inhibitors via an assignment of patents underlying these provisional patents from each Francis E. O’Donnell, Jr. and Nicholas J. Virca, our executive chairman and director, and president, chief executive officer and director, respectively:

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U.S. Provisional Patent Application 61-813,122, “Prostate-Specific Antigen as Biomarker for Hedgehog Pathway Inhibitor Treatment and Prognostic Monitoring of Prostate Cancer” (previously assigned to HedgePath by Francis E. O’Donnell, Jr. and Nicholas J. Virca, as inventors).

•

U.S. Provisional Patent Application 61-813,823, “Treatment and Prognostic Monitoring of Cancer Using Hedgehog Pathway Inhibitors” (previously assigned to HedgePath by Francis E. O’Donnell, Jr. and Nicholas J. Virca, as inventors).

Under United States patent law, a provisional application is a legal document filed in the United States Patent and Trademark Office (or USPTO), that establishes an early filing date, but which does not mature into an issued patent unless the applicant files a regular non-provisional patent application within one year, which we are currently working on. A provisional application includes a specification, i.e. a description, and drawing(s) of an invention but does not require formal patent claims, inventors’ oaths or declarations or any information disclosure statement. A provisional application can establish an early effective filing date in one or more continuing patent applications later claiming the priority date of an invention disclosed in earlier provisional applications by one or more of the same inventors.

We will also rely on trade secrets and careful monitoring of our proprietary information to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

We also intend to obtain an option for exclusive rights from a leading US research institution (with rights to sublicense) related to the selection and monitoring of patients for cancer therapy while being treated with itraconazole.

Our viability as a company (including our ability to test, develop and ultimately commercialize itraconazole for the treatment of cancer) will depend significantly on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, methods, inventions and know-how related to our business, defend and enforce our patents, maintain our licenses to use intellectual property owned by third parties, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We also will rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen, and maintain our proprietary position in the field of anti-cancer therapy.

A third party may hold intellectual property, including patent rights, which are important or necessary to the development of our products or therapies. It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our products or therapies, in which case we would be required to obtain a license from these third parties on commercially reasonable terms, or our business could be harmed, possibly materially. For example, some of the possible formulations of itraconazole include components covered by patents held by third parties. Although we believe that licenses to these patents are available from these third parties on commercially reasonable terms, if we were not able to obtain a license, or were not able to obtain a license on commercially reasonable terms, our business could be harmed, possibly materially.

We also plan to continue to expand our intellectual property estate by filing patent applications directed to dosage forms, methods of treatment, therapies for other cancers and additional Hedgehog inhibitor compounds and their derivatives.

Manufacturing

We are in the early stages of development and thus we do not have any production facilities or manufacturing personnel. We currently have no manufacturing or supply agreements in place, but we are currently in negotiations with a manufacturer of a patented formulation of itraconazole for supply of our clinical trial needs and, should we obtain FDA approval of one or more indications, supply of commercial product.

Sales and Marketing

We are in the early stages of development and thus have not yet established a sales, marketing or product distribution infrastructure because our product candidate is still in clinical development. We may either license commercialization rights to our product candidate to larger third party partners, who will be responsible for sales, distribution and marketing efforts, or we may (assuming adequate resources are available) retain commercial rights for our product candidate, in which case we would seek to access the oncology market through a focused, specialized sales force of our own or in conjunction with a marketing partner under a co-promotion agreement.

Competition

The pharmaceutical industry is highly competitive and subject to rapid and substantial regulatory and technological changes. Developments by others may render our itraconzaole therapies, or any proposed product candidates and formulations under development, non-competitive or obsolete, or we may be unable to keep pace with anti-cancer therapy developments or other market factors. Anti-cancer therapy competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field, is intense and is expected to increase.

Below are some examples of companies seeking to develop potentially competitive anti-cancer therapies or related products, though the examples are not all-inclusive. Many of these entities have significantly greater research and development capabilities than do we, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for us. In addition, acquisitions of, or investments in, competing pharmaceutical or biotechnology companies by large corporations could increase such competitors’ research, financial, marketing, manufacturing and other resources. Such potential competitive anti-cancer therapies may ultimately prove to be safer, more effective, or less costly than any product candidates that we are currently developing or may be able to develop. Additionally, our competitive position may be materially affected by our ability to develop or commercialize our drugs and technologies before any such competitor. Other external factors may also impact the ability of our products to meet expectations or effectively compete, including pricing pressures, healthcare reform and other government interventions.

The chart below lists products or products in development that we believe may compete directly with our proposed itraconazole therapy:

Names	Company	Description	Status
Taxotere® docetaxel	Sanofi-Aventis	Anti-tumor agent for MCRPC and late-stage NSCLC	Approved 2004; new generics too
Jevtana® cabazitaxel	Sanofi-Aventis	MCRPC following docetaxel failure	Approved 2010
Provenge® sipuleucel-T	Dendreon	Immunotherapy for asymptomatic MCRPC	Approved 2010
Zytiga® aberaterone	Janssen Biotech	Androgen synthesis inhibitor for MCRPC	Approved 2011
Xtandi® enzalutamide	Astellas	Androgen receptor inhibitor for MCRPC previously on docetaxel	Approved 2012
Erivedge® vismodegib	Roche Genentech	Hedgehog inhibitor for advanced BCC and Gorlin Syndrome	Approved 2012
LDE225 - erismodegib	Novartis	Hedgehog inhibitor for advanced BCC and Gorlin Syndrome	mid to late stage clinical trials
Avastin® bevacizumab	Genentech	angiogenesis inhibitor for NSCLC except squamous cell lung cancer	Approved for multiple cancers since 2004
Gemzar® gemcitabine	Lilly	Cytotoxic chemotherapy agent for NSCLC in combination with platinum drugs	Approved for multiple cancers since 1996
Trexall® methotrexate	Teva	Antimetabolite therapy to slow cancer cell growth	Approved before 1984
Tarceva® erlotinib		Epidermal growth factor inhibitor treatment for NSCLC - maintenance therapy after chemo or metastatic disease after chemo	Approved in 2013
Xalkori® crizotinib	Pfizer	Selective inhibitor for late-state NSCLC patients who express the ALK gene	Approved in 2011

Abbreviations: MCRPC (metastatic castrate resistant prostate cancer, NSCLC (non-small cell lung cancer), BCC (basal cell carcinoma)

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture,

packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

United States Government Regulation

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending new drug applications, or NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests, animal studies and formulation studies in compliance with the FDA’s good laboratory practice, or GLP, regulations;

•	submission to the FDA of an IND which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board (or IRB) at each clinical site before each trial may be initiated;

•

performance of human clinical trials, including adequate and well-controlled clinical trials, in accordance with good clinical practices, or GCP, to establish the safety and efficacy of the proposed drug product for each indication;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA advisory committee review, if applicable;

•

satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the product is produced to assess compliance with current good manufacturing practices (or cGMP) and to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, as well as satisfactory completion of an FDA inspection of selected clinical sites to determine GCP compliance; and

•	FDA review and approval of the NDA.

Preclinical Studies. Preclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess potential safety and efficacy. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data and any available clinical data or literature, among other things, to the FDA as part of an

IND. Some preclinical testing may continue even after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

We hope to avoid pre-clinical studies or any Phase I studies to demonstrate safety based on the fact that itraconazole has an established history of safe and effective use in humans for anti-fungal indications, and human data are already available and published regarding use of itraconazole in humans for anti-cancer indications, such as basal cell carcinoma and prostate cancer, at the Phase II level.

Clinical Trials. Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB (institutional review board) at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must continue to oversee the clinical trial while it is being conducted. Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health, or NIH, for public dissemination on their ClinicalTrials.gov website.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined. In Phase I, the drug is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an initial indication of its effectiveness. In Phase II, the drug typically is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage. In Phase III, the drug is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product and to provide adequate information for the labeling of the product.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase I, Phase II and Phase III clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. As mentioned previously, we intend to move directly into Phase II trials for our targeted anti-cancer indications based upon the previous, well-established safety profile of itranconazole use in humans for treatment of anti-fungal indications and based upon the previous human data regarding the use of itraconazole for anti-cancer indications such as basal cell carcinoma and prostate cancer.

Marketing Approval. Assuming successful completion of the required clinical testing, the results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. In most cases, the submission of an NDA is subject to a substantial application user fee. Under the Prescription Drug User Fee Act (or PDUFA) guidelines that are currently in effect, the FDA has agreed to certain performance goals regarding the timing of its review of an application.

The FDA also may require submission of a risk evaluation and mitigation strategy (or REMS) plan to mitigate any identified or suspected serious risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools. We believe that a REMS program, which includes IP related to itraconazole and the specific use of it for anti-cancer indications, may likely provide protection of our proposed therapies from generic substitution.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.

The FDA typically refers a question regarding a novel drug to an external advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical trial sites to assure compliance with GCP.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing in order for FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, including a boxed warning, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms under a REMS (Risk Evaluation Mitigation Strategy) which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Special FDA Expedited Review and Approval Programs. The FDA has various programs, including fast track designation, accelerated approval, priority review and breakthrough designation, that are intended to expedite or simplify the process for the development and FDA review of drugs that are intended for the treatment of serious or life threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures. To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors.

The FDA may give a priority review designation to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current PDUFA guidelines. These six and ten month review periods are measured from the “filing” date rather than the receipt date for NDAs for new molecular entities, which typically adds approximately two months to the timeline for review and decision from the date of submission. Most products that are eligible for fast track designation are also likely to be considered appropriate to receive a priority review.

In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug may be subject to accelerated withdrawal procedures.

Moreover, under the provisions of the new Food and Drug Administration Safety and Innovation Act, or FDASIA, enacted in 2012, a sponsor can request designation of a product candidate as a “breakthrough therapy.” A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as breakthrough therapies are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a breakthrough therapy.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. We believe that we may qualify for one or more of these expedited approvals since our itraconazole anti-cancer therapies offer significant improvements in therapy for all of our targeted anti-cancer indications should they be approved by FDA.

Post-Approval Requirements. Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase IV clinical trials and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market.

Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Although physicians, in the practice of medicine, may prescribe approved drugs for unapproved indications, pharmaceutical companies generally are required to promote their drug products only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (or PDMA), which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

Federal and State Fraud and Abuse and Data Privacy and Security Laws and Regulations. In addition to FDA restrictions on marketing of pharmaceutical products, federal and state fraud and abuse laws restrict business practices in the biopharmaceutical industry. These laws include anti-kickback and false claims laws and regulations as well as data privacy and security laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any item or service reimbursable under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting some common activities from prosecution, the exemptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated.

The reach of the Anti-Kickback Statute was also broadened by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (or collectively PPACA), which, among other things, amended the intent requirement of the federal Anti-Kickback Statute such that a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation. In addition, PPACA provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act or the civil monetary penalties statute, which imposes penalties against any person who is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. PPACA also created new federal requirements for reporting, by applicable manufacturers of covered drugs, payments and other transfers of value to physicians and teaching hospitals.

The federal False Claims Act prohibits any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Several pharmaceutical and other healthcare companies have been prosecuted under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have been prosecuted for causing false claims to be submitted because of the companies’ marketing of products for unapproved, and thus non-reimbursable, uses. The federal Health Insurance Portability and Accountability Act of 1996 (or HIPAA) created new federal criminal statutes that prohibit knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third party payors and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Also, many states have similar fraud and abuse statutes or regulations that apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

In addition, we may be subject to data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA, as amended by the Health Information Technology and Clinical Health Act (or HITECH) and its implementing regulations, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates,” defined as independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Coverage and Reimbursement. The commercial success of our product candidate and our ability to commercialize any approved product candidate will depend in part on the extent to which governmental authorities, private health insurers and other third party payors provide coverage for and establish adequate reimbursement levels for our therapeutic product candidates and related companion diagnostics. Government health administration authorities, private health insurers and other organizations generally decide which drugs they will pay for and establish reimbursement levels for healthcare. In particular, in the United States, private health insurers and other third party payors often provide reimbursement for products and services based on the level at which the government (through the Medicare or Medicaid programs) provides reimbursement for such treatments. In the United States, government authorities and third party payors are increasingly attempting to limit or regulate the price of medical products and services, particularly for new and innovative products and therapies, which often has resulted in average selling prices lower than they would otherwise be. Further, the increased emphasis on managed healthcare in the United States will put additional pressure on product pricing, reimbursement and usage, which may adversely affect our future product sales and results of operations. These pressures can arise from rules and practices of managed care groups, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement policies and pricing in general.

Third party payors are increasingly imposing additional requirements and restrictions on coverage and limiting reimbursement levels for medical products. For example, federal and state governments reimburse covered prescription drugs at varying rates generally below average wholesale price. These restrictions and limitations influence the purchase of healthcare services and products. Legislative proposals to reform healthcare or reduce costs under government insurance programs may result in lower reimbursement for our products and product candidates or exclusion of our products and product candidates from coverage. The cost containment measures that healthcare payors and providers are instituting and any healthcare reform could significantly reduce our revenues from the sale of any approved product candidates. We cannot provide any assurances that we will be able to obtain and maintain third party coverage or adequate reimbursement for our product candidate in whole or in part.

Impact of Healthcare Reform on Coverage, Reimbursement, and Pricing. The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (or MMA) imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Part D plans include both standalone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for any products for which we receive marketing approval. However, any negotiated prices for our future products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from Medicare Part D may result in a similar reduction in payments from non-governmental payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payors, it is not clear what effect, if any, the research will have on the sales of any product, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. If third party payors do not consider our product candidates to be cost-effective compared to other available therapies, they may not cover our product candidates, once approved, as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The United States are considering enacting or have enacted a number of additional legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives, including, most recently, PPACA, which became law in March 2010 and substantially changes the way healthcare is financed by both governmental and private insurers. Among other cost containment measures, the PPACA establishes an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents; a new Medicare Part D coverage gap discount program; and a new formula that increases the rebates a manufacturer must pay under the Medicaid Drug Rebate Program. In the future, there may continue to be additional proposals relating to the reform of the U.S. healthcare system, some of which could further limit the prices we are able to charge for our product candidates, once approved, or the amounts of reimbursement available for our product candidates once they are approved.

Exclusivity and Approval of Competing Products

Hatch-Waxman Patent Exclusivity. In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent with claims that cover the applicant’s product or a method of using the product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA, or 505(b)(2) NDA.

Generally, an ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths, dosage form and route of administration as the listed drug and has been shown to be bioequivalent through in vitro or in vivo testing or otherwise to the listed drug. ANDA applicants are not required to conduct or submit results of preclinical or clinical tests to prove the safety or effectiveness of their drug product, other than the requirement for bioequivalence testing. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug. 505(b)(2) NDAs generally are submitted for changes to a previously approved drug product, such as a new dosage form or indication. The 505(b)(2) regulatory pathway may be available for our proposed application of itraconazole as an anti-cancer therapy.

The ANDA or 505(b)(2) NDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval. Specifically, the applicant must certify with respect to each patent that:

•	the required patent information has not been filed;

•	the listed patent has expired;

•	the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

•	the listed patent is invalid, unenforceable, or will not be infringed by the new product.

Generally, the ANDA or 505(b)(2) NDA cannot be approved until all listed patents have expired, except when the ANDA or 505(b)(2) NDA applicant challenges a listed drug. A certification that the proposed product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or indicate that it is not seeking approval of a patented method of use, the ANDA or 505(b)(2) NDA application will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA or 505(b)(2) NDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the application has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of notice of the Paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) NDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the ANDA applicant.

Hatch-Waxman Non-Patent Exclusivity. Market and data exclusivity provisions under the FDCA also can delay the submission or the approval of certain applications for competing products. The FDCA provides a five-year period of non-patent data exclusivity within the United States to the first applicant to gain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the activity of the drug substance. During the exclusivity period, the FDA may not accept for review an ANDA or a 505(b)(2) NDA submitted by another company that contains the previously approved active moiety. However, an ANDA or 505(b)(2) NDA may be submitted after four years if it contains a certification of patent invalidity or non-infringement.

The FDCA also provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA, or supplement to an existing NDA or 505(b)(2) NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant, are deemed by the FDA to be essential to the approval of the application or supplement. Three-year exclusivity may be awarded for changes to a previously approved drug product, such as new indications, dosages, strengths or dosage forms of an existing drug. This three-year exclusivity covers only the conditions of use associated with the new clinical investigations and, as a general matter, does not prohibit the FDA from approving ANDAs or 505(b)(2) NDAs for generic versions of the original, unmodified drug product. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA; however, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.

Orphan Drug Exclusivity. The Orphan Drug Act provides incentives for the development of drugs intended to treat rare diseases or conditions, which generally are diseases or conditions affecting less than 200,000 individuals annually in the United States. If a sponsor demonstrates that a drug is intended to treat a rare disease or condition, the FDA grants orphan drug designation to the product for that use. The benefits of orphan drug designation include research and development tax credits and exemption from user fees. A drug that is approved for the orphan drug designated indication is granted seven years of orphan drug exclusivity. During that period, the FDA generally may not approve any other application for the same product for the same indication, although there are exceptions, most notably when the later product is shown to be clinically superior to the product with exclusivity. We intend to seek orphan drug designation and exclusivity for our product candidate which may include advanced basal cell carcinoma, Gorlin syndrome and stage IV squamous cell lung cancer.

Foreign Regulation

Although it is not presently our intention to seek approval of our product candidate outside of the United States, in the future we may do so, either directly or in conjunction with a marketing partner. In order to market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization, commercial sales and distribution of our products. This would be the responsibility of one or more of our potential marketing partners. We do however intend to include sites outside the United States for our clinical trials in order to be able to recruit more patients for testing at a greater number of locations and in less time than if we were to focus only on US-based sites. For example, in the European Union, we would need to obtain authorization of a clinical trial application (or CTA) in each member state in which we intend to conduct a clinical trial. Whether or not we obtain FDA approval for a product, we would need to obtain the necessary approvals by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and can involve additional product testing and additional administrative review periods. The time required to obtain approval in other countries might differ from and be longer than that required to obtain FDA approval. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others.

Legal Proceedings

On February 10, 2012, CBI filed a law suit against Fornova Pharmaworld, Inc. (“Fornova”) in Bankruptcy Court, disputing the validity of the Fornova’s claim and disputing that it was owed $500,000 plus accrued interest relating to a convertible note that was originated in 2007. CBI sought to have the claim disallowed in its entirety or, in the alternative, reclassified as an equity investment. In October 2012, the Bankruptcy Court disallowed Fornova’s claim in its entirety. An appeal was taken by Fornova to the Federal District Court for the Eastern District of Virginia and that appeal was dismissed.

In April 2013, Mr. Andrew Chien (“Chien”), allegedly acting on behalf of Fornova, filed an adversary proceeding in the Bankruptcy Court seeking to recover monetary and injunctive relief against the CBI and against CBI’s president, Richard J. Freer. On July 1, 2013 the Bankruptcy Court dismissed Mr. Chien’s complaint. Mr. Chien appealed the Bankruptcy Court’s ruling to the United States District Court for the Eastern District of Virginia, and this appeal was dismissed.

Facilities

We currently have one full time employee, Nicholas J. Virca, our president and chief executive officer, and 2 part time employees. Accentia Biopharmaceuticals, Inc., an affiliate of Hedgepath LLC, has allocated space for our use in its offices in Tampa, Florida, for which we currently do not pay rent.

Employees

The total number of persons we employ is expected to grow in the third quarter of 2013 as we commence our operations following the closing of our reorganization transaction and emergence from bankruptcy as a reorganized company. At August 12, 2013, HPPI employed a total of 3 employees.

RISK FACTORS

Investing in our common stock is highly speculative involves a significant degree of risk. Before purchasing our common stock, you should carefully consider the following risk factors as well as all other information contained in this Report. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Related to Our Business

We are a development stage entity and are thus subject to the risks associated with new businesses.

We only recently emerged from bankruptcy, and the business opportunity we acquired in connection with our reorganization (the development of itraconazole anti-cancer therapies) is a new business opportunity. As such, we are a development stage, “start-up” company with no history of revenue-generating operations, and our only assets consist of the intellectual property and related assets contributed to us by HedgePath on August 13, 2013. Therefore, we are, and expect for the foreseeable future to be, subject to all the risks and uncertainties inherent in a new business, in particular new businesses engaged in the development of pharmaceuticals. We still must establish many important functions necessary to operate a business, including acquiring additional intellectual property rights related to itraconazole, establishing our managerial and administrative structure, continuing product and technology development and implementing financial systems and controls.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in their pre-revenue generating stages, particularly those in the pharmaceutical field. Potential investors should carefully consider the risks and uncertainties that a new company with no operating history will face. In particular, potential investors should consider that there is a significant risk that we will not be able to:

•	implement or execute our current business plan, or that our business plan is sound;

•	maintain our anticipated management team;

•	raise sufficient funds in the capital markets or otherwise to effectuate our business plan;

•	determine that the processes and technologies that we have developed are commercially viable; and/or

•	attract, enter into or maintain contracts with potentially commercial partners such as licensors of technology and suppliers.

If we cannot execute any one of the foregoing, our business may fail, in which case you would lose the entire amount of your investment in our company.

In addition, as a development stage biopharmaceutical company, we expect to encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. We may not be able to reach such point of transaction or make such a transition, which would have a material adverse effect on our company.

Our limited operating history makes it difficult for you to evaluate our business to date and to assess our future viability.

Currently, our sole line of business is the development and marketing of our itraconazole anti-cancer therapies, and we only recently acquired the assets related to this business opportunity on August 13, 2013 as part of our emergence from bankruptcy. Our pre-bankruptcy historic business operations ceased contemporaneously with our becoming subject to bankruptcy proceedings in 2011, and all assets supporting our earlier lines of business have been disposed of. Accordingly, we only recommenced active operations on August 13, 2013, the date we emerged from bankruptcy.

Moreoever, HedgePath, from whom we acquired the itraconazole business opportunity as part of our plan of bankruptcy reorganization, was only formed in late 2011 and thus itself has a limited operating history. Our operations are presently limited to organizing and staffing our company, business planning, arranging for the raising of capital, developing our technology, identifying potential commercial partners and planning for clinical trials. We have not yet demonstrated our ability to complete any clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for product commercialization. Consequently, any predictions you make about our future viability or ability to accomplish our business goals may not be as accurate as they could be if we had a longer operating history.

HedgePath, our 90% stockholder, has the ability to influence or dictate the outcome of actions requiring stockholder approval.

HedgePath (which is controlled by Black Robe Capital LLC, of which Dr. Frank E. O’Donnell, Jr., our Executive Chairman, is the manager) holds voting securities (in the form of Series A Preferred Stock) representing approximately 90% of the voting power of our company. As a result, HedgePath has the ability to dictate the outcome of corporate actions of our company requiring stockholder approval. In addition, in connection with CBI’s emergence from bankruptcy and pursuant to the Plan, designees of HedgePath have become our officers and directors.

The interests of HedgePath may not coincide with the interests of our other stockholders, and HedgePath could take actions that advance its own interests to the detriment of our other stockholders. HedgePath’s very high concentration of ownership may also have the effect of delaying or preventing a change in control, entrench our management and the board of directors, impede a merger, consolidation, takeover or other business combination involving us that other stockholders may desire or might adversely affect the market price of our securities.

We have no audited or unaudited financial statements related to our new itraconazole anti-cancer business opportunity on which you can make an investment decision.

On August 13, 2013, the date we emerged from bankruptcy, we acquired from HedgePath certain intellectual property and other assets relating to the itraconazole anti-cancer therapy business opportunity that we now operate. Since the assets we acquired do not consititute a “business” for accounting or financial reporting purposes, we do not have and are not required to publish stand-alone audited or unaudited financial statements relating to such intellectual property and other assets. As such, you do not have access to audited or unaudited financial or accounting information related to such business opportunity that might be helpful in an evaluation of our business prospects.

We are dependent upon our officers and directors and their loss could adversely affect our ability to operate.

Our operations are dependent upon a relatively small group of individuals and, in particular, our current officers and directors, including most notably Frank E. O’Donnell, Jr. and Nicholas J. Virca. We believe that our ability to effect our business plans depends on the continued service of our officers and directors. Our officers and directors are not presently required to commit any specified amount of time to our affairs and, accordingly, may have conflicts of interest in allocating management time among various business activities, and these conflicts of interest may not be resolved in our favor. We do not presently have an employment agreement with, or key-man insurance on the life of, any of our directors or officers. The unexpected loss of the services of one or more of our directors or officers could have a detrimental effect on us.

The requirements of being a public company may strain our resources and divert management’s attention.

Prior to HedgePath’s contribution of certain assets to us, the Itra Business Opportunity and Assets we acquired had been operated privately. In addition, although our predecessor, CBI, was a company that filed public reports with the SEC, the business of CBI effectively ceased concurrently with its entry into federal bankruptcy proceedings in 2011. As a consequence, our current business has no historical nexus to that of CBI’s.

As a public company, we are (and the Itra Business Opportunity we will operate will be) subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act), the Sarbanes-Oxley Act, the Dodd-Frank Act and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities (including activities previously undertaken in a private company context) more difficult, time-consuming or costly and increase demand on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our ability to implement our business plans. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business development activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

Our officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with our interests.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Furthermore, we do not have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. Accordingly, such persons or entities may have a conflict between their interests and ours, and those conflicts may not be resolved in our favor.

Risks Related to Our Financial Position and Need For Additional Capital

We currently need and will require substantial additional funding. If we are unable to raise capital, we could be forced to delay, reduce or eliminate our product development programs or commercialization efforts and our business could fail.

We currently have cash and cash equivalents of $1,100 as of June 30, 2013, and will therefore rely on loans from our insiders and affiliates to fund our operations until we are able to raise additional capital. This puts us in a position of having to raise funds in the very near future just to operate our business.

Moreover, we expect that we will be required to incur significant expenses in connection with our ongoing activities, particularly as we engage in efforts to develop and ultimately commercialize our itraconazole anti-cancer therapies.

Accordingly, we will need to obtain substantial near and long term additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our research and development programs or any future commercialization efforts, and our business might fail.

In addition, our future capital requirements will be significant and will depend on many factors, including:

•	our ability to enter into collaboration agreements and obtain funding and achieve milestones under these agreements;

•	the progress and results of our development efforts for itraconazole as a cancer therapy;

•	the costs, timing and outcome of clinical trials of our product candidate for one or more types of cancer;

•	the costs, timing and outcome of regulatory review of our product candidate for one or more types of cancer;

•	the costs and timing of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending any intellectual property-related claims;

•	competing technological and market developments;

•	market acceptance of our product candidate as a treatment for one or more types of cancer;

•	the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any product candidate for which we receive marketing approval;

•	the revenue, if any, received from commercial sales of any product candidate for which we may receive marketing approval;

•	the extent to which we acquire or in-license other products and technologies; and

•	legal, accounting, insurance and other professional and business-related costs.

Developing pharmaceutical products, conducting preclinical testing and clinical trials and seeking regulatory approval of such products is a time-consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, our product candidate, if approved (of which no assurances may be given), may not achieve any level commercial success. Our commercial revenues, if any, will be derived from sales of a product that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

We may have difficulty in raising capital and may consume resources faster than expected.

Our company does not generate any revenue from product sales or otherwise, and we therefore have no current source of cash to meet our present and future capital requirements. Although as part of our bankruptcy reorganization, we plan to seek to raise up to $5 million in equity funding, we may not be able to raise these funds, which would leave us without resources to continue operations and force us to resort to stockholder investments or loans, which may not be available to us. We may have difficulty raising needed capital in the near or longer term as a result of, among other factors, the very early stage of our company and our lack of revenues as well as the inherent business risks associated with our company and present and future market conditions. Also, we may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated. Our inability to raise funds could lead to decreases in the price of our common stock and the failure of our business.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Since we will be unable to generate any revenue from actual sales of products sufficient and expect to be in the development stage for the foreseeable future, we will need to seek equity or debt financing to provide the capital required to execute our business plan. We will need significant funding for developing our intellectual property, conducting clinical trials and entering into collaborations with third party partners as well as for working capital requirements and other operating and general corporate purposes.

We do not currently have any financing arrangements in place as a source of funds, and there can be no assurance that we will be able to raise sufficient capital on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be adversely affected to a significant extent.

If we raise additional capital by issuing equity securities, the percentage and/or economic ownership of our existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock.

Debt financing, if obtained, may involve agreements that include liens on our assets, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, increases in our expenses and requirements that our assets be provided as a security for such debt. Debt financing would also be required to be repaid regardless of our operating results.

If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

Funding from any source may be unavailable to us on acceptable terms, or at all. If we do not have sufficient capital to fund our operations and expenses, our business could fail.

Risks Related to the Clinical Development of Our Product Candidate

We are very early in our development efforts and have only one product candidate. If we are unable to clinically develop and ultimately commercialize itraconazole as an anti-cancer therapy or experience significant delays in doing so, our business will be materially harmed.

We are very early in our development efforts and have only one product candidate, namely itraconazole for the treatment of cancer. While itraconazole has previously been approved for use as an anti-fungal agent, the use of itraconazole to treat cancer has not been approved and has been subject to limited clinical testing by others. Moreover, we have not engaged in any such testing ourselves, since our operations to date (as undertaken by HedgePath) has been limited to developing our own intellectual property and know how, while acquiring the technology and rights of others in order to pursue the clinical development of itraconazole as a cancer therapy.

Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the development and eventual commercialization of our product candidate. The positive development of our product candidate will depend on several factors, including the following:

•	positive commencement and completion of clinical trials;

•	successful preparation of regulatory filings and receipt of marketing approvals from applicable regulatory authorities;

•	obtaining and maintaining patent and trade secret protection and regulatory exclusivity for our product candidate and protecting our rights in our intellectual property portfolio;

•	entering into arrangements with third party manufacturers to produce product needed for clinical testing and, potentially if approvals are obtained, for commercial sale;

•	launching commercial sales of our product, if and when approved for one or more indications, whether alone or in collaboration with others;

•	acceptance of the product for one or more indications, if and when approved, by patients, the medical community and third party payors;

•	effectively competing with other therapies;

•	obtaining and maintaining healthcare coverage and adequate reimbursement; and

•	maintaining a continued acceptable safety profile of our product following approval, if any.

If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to clinically develop and commercialize itraconazole as a cancer therapy, which would materially harm our business.

If we are unable to convince physicians as to the benefits of itraconazole as a cancer therapy, we may incur delays or additional expense in our attempt to establish market acceptance.

Use of itraconazole as a cancer therapy will require physicians to be informed regarding the intended benefits of the product for a new indication. The time and cost of such an educational process may be substantial. Inability to carry out this physician education process may adversely affect market acceptance of itraconazole as a cancer therapy. We may be unable to timely educate physicians in sufficient numbers regarding our intended application of itraconazole to achieve our marketing plans or to achieve product acceptance. Any delay in physician education or acceptance may materially delay or reduce demand for our product candidate. In addition, we may expend significant funds toward physician education before any acceptance or demand for itraconazole as a cancer therapy is created, if at all.

Clinical drug development involves a lengthy and expensive process, with an uncertain outcome. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidate.

The risk of failure for product candidates in clinical development is high. It is impossible to predict when our sole product candidate, itraconazole for the treatment of cancer, will prove effective or safe in humans or will receive regulatory approval for any form of cancer or any other indication. Before obtaining marketing approval from regulatory authorities for the sale of itraconazole as a cancer therapy, we must conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidate in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to outcome. A failure of one or more clinical trials can occur at any stage of testing. Moreover, the outcome of early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. In addition, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in clinical trials have nonetheless failed to obtain marketing approval of their products.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize our product candidate, including:

•	regulators or institutional review boards may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

•

clinical trials of our product candidate may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs, which would be time consuming and costly;

•

the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	we may have to suspend or terminate clinical trials of our product candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

•

regulators or institutional review boards may require that we or our investigators suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	the cost of clinical trials may be greater than we anticipate;

•	the supply or quality of materials necessary to conduct clinical trials of our product candidate may be insufficient or inadequate; and

•

our product candidate may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or institutional review boards to suspend or terminate the trials.

If we are required to conduct additional clinical trials or other testing of our product candidate beyond those that we currently contemplate, if we are unable to complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for our product candidate for one or more indications;

•	not obtain marketing approval at all for one or more indications;

•	obtain approval for indications or patient populations that are not as broad as intended or desired (particularly, in our case, for different types of cancer);

•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;

•	be subject to additional post-marketing testing requirements; or

•	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or marketing approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidate or allow our competitors to bring products to market before we do and impair our ability to commercialize our product candidate and may harm our business and results of operations.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our product candidate if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or similar regulatory authorities outside the United States. In addition, some of our competitors have ongoing clinical trials for product candidates that treat the same indications as our product candidate, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ product candidates.

Patient enrollment is affected by other factors including:

•	the severity of the disease under investigation;

•	the eligibility criteria for the study in question;

•	the perceived risks and benefits of the product candidate under study;

•	the patient referral practices of physicians;

•	the ability to monitor patients adequately during and after treatment; and

•	the proximity and availability of clinical trial sites for prospective patients.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs for our product candidate, which would cause the value of our company to decline and otherwise materially and adversely affect our company.

If serious adverse or unacceptable side effects are identified during the development of our product candidate, we may need to abandon or limit such development, which would adversely affect our company.

If clinical testing of itraconazole for the treatment of cancer results in undesirable side effects or demonstrates characteristics that are unexpected, we may need to abandon such development or limit such development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. Many compounds that initially showed promise in early stage testing for treating cancer have later been found to cause side effects that prevented further development of the compound. If we are unable to develop itraconazole for the treatment of cancer due to reported adverse effects or characteristics, our business would be severely harmed.

For the foreseeable future, we expect to expend our limited resources to pursue a particular product candidate, leaving us unable to capitalize on other product candidates or indications that may be more profitable or for which there is a greater likelihood of clinical and commercial development.

Because we have limited financial and managerial resources, we will focus for the foreseeable future only on the clinical development of itraconazole for the treatment of cancer. As a result, we may forego or be unable to pursue opportunities with other product candidates or for indications other than those we intend to purse that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on research and development programs related to itraconazole for the treatment of cancer may not yield any commercially viable therapies. Because of this concentration of our efforts, our business will be particularly subject to significant risk of failure of our one current product candidate.

We expect to rely on collaborations with third parties for key aspects of our business. If we are unable to secure or maintain any of these collaborations, or if these collaborations do not achieve their goals, our business would be adversely affected.

We presently have very limited capabilities for drug development and do not yet have any capability for manufacturing, sales, marketing or distribution. Accordingly, we expect to enter into collaborations with other companies that we believe can provide such capabilities. These collaborations may also provide us with important funding for our development programs.

There is a risk that we may not be able to enter into such collaborations on acceptable terms or at all, which would leave us unable to progress our business plan. We will face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. If we are unable to reach agreements with suitable collaborators on a timely basis, on acceptable terms, or at all, we may have to curtail the development of our product candidate, reduce or delay its development program, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.

Moreoever, even if we are able to enter into such collaborations, such collaborations may pose a number of risks, including the following:

•	collaborators may not perform their obligations as expected;

•

disagreements with collaborators, including disagreements over proprietary rights, contract interpretation or the preferred course of development, might cause delays or termination of the research, development or commercialization of our product candidate, might lead to additional responsibilities for us with respect to such product candidate, or might result in litigation or arbitration, any of which would be time-consuming and expensive;

•	collaborators could independently develop or be associated with products that compete directly or indirectly with our product candidate;

•	collaborators could have significant discretion in determining the efforts and resources that they will apply to our arrangements with them;

•

should our product candidate achieve regulatory approval, a collaborator with marketing and distribution rights to our product candidate may not commit sufficient resources to the marketing and distribution of such product;

•

collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability; and

•

collaborations may be terminated for the convenience of the collaborator and, if terminated, we could be required to either find alternative collaborators (which we may be unable to do) or raise additional capital to pursue further development or commercialization of the our product candidate on our own.

Our business would be materially or perhaps significantly harmed if any of the foregoing or similar risks comes to pass with respect to our key collaborations

We will contract with third parties for the manufacture of our product candidate for clinical testing and expect to continue to do so for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidate or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not have any manufacturing capabilities. We will rely on third parties for the manufacture of our product candidate for clinical testing, as well as for commercial manufacture if our product candidate ultimately receives marketing approval. This reliance on third parties leaves us exposed to the risk that we will not have sufficient quantities of our product candidate or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

Moreover, we may be unable to establish any agreements with third party manufacturers or to do so on acceptable terms. Even if we are able to establish agreements with third party manufacturers, reliance on third party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.

Third party manufacturers may not be able to comply with current good manufacturing practices, or cGMP, regulations or similar regulatory requirements outside the United States. Our failure, or the failure of our third party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidate or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidate or products.

In addition, our product candidate and any products that we may develop may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

Also, any performance failure on the part of our manufacturers could delay clinical development or marketing approval. We do not currently have arrangements in place for redundant supply or a second source for bulk drug substance. If our manufacturers cannot perform as agreed, we may be required to replace such manufacturers, which would lead to added costs and delays in identifying and qualifying any such replacement.

Risks Related to the Commercialization of Our Product Candidate

Even if itraconazole for the treatment of cancer receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third party payors and others in the medical community necessary for commercial success.

Even if itraconazole for the treatment of cancer receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. For example, current cancer treatments like chemotherapy and radiation therapy are well established in the medical community, and doctors may continue to rely on these treatments. If our product candidate does not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of itraconazole for the treatment of cancer, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and potential advantages compared to alternative treatments;

•	our ability to offer our products for sale at competitive prices;

•	the convenience and ease of administration compared to alternative treatments;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support;

•	the availability of third party coverage and adequate reimbursement;

•	the prevalence and severity of any side effects; and

•	any restrictions on the use of our product together with other medications.

If we are unable to establish sales, marketing and distribution capabilities, we may not be able to commercialize our product candidate if and when it is approved.

We do not have a sales or marketing infrastructure. To achieve any level of commercial success for any product for which we have obtained marketing approval, we will need to establish a sales and marketing organization or outsource sales and marketing functions to third parties.

There are risks involved with establishing our own sales, marketing and distribution capabilities. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

If approved, factors that may inhibit our efforts to commercialize our product on our own include:

•	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•	the inability of sales personnel to obtain access to physicians or persuade adequate numbers of physicians to prescribe our product;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

If we are unable to establish our own sales, marketing and distribution capabilities and instead enter into arrangements with third parties to perform these services, our product revenues and our profitability, if any, are likely to be lower than if we were to market, sell and distribute any products that we develop ourselves. In addition, we may be unable to enter into arrangements with third parties to sell, market and distribute our product candidate or may be unable to do so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our product effectively. If we do not establish sales, marketing and distribution capabilities, either on our own or in collaboration with third parties, we will not be able to commercialize our product candidate, which would have a material adverse effect on our company.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of new drug products is highly competitive. We face competition with respect to our current product candidate, and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of cancer. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, conducting clinical trials, obtaining regulatory approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs, and we may be unable to effectively compete with these companies for these or other reasons.

Even if we are able to commercialize any product candidates, the products may become subject to unfavorable pricing regulations, third party reimbursement practices or healthcare reform initiatives, which would harm our business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals.

Our ability to commercialize any product candidate also will depend in part on the extent to which coverage and adequate reimbursement for our product candidate will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Government authorities and third party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Coverage and reimbursement may not be available for any product that we commercialize and, even if these are available, the level of reimbursement may not be satisfactory. Reimbursement may affect the demand for, or the price of, any product candidate for which we obtain marketing approval. Obtaining and maintaining adequate reimbursement for our products may be difficult. We may be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. If coverage and adequate reimbursement are not available or reimbursement is available only to limited levels, we may not be able to commercialize any product candidate for which we obtain marketing approval.

In addition, there may be significant delays in obtaining reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA. Moreover, eligibility for reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors. Third party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Our inability to promptly obtain coverage and adequate reimbursement rates from both government-funded and private payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our product candidate in human clinical trials and will face an even greater risk if we commercially sell any products that we may develop. If we cannot defend ourselves against claims that our product candidate or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any product candidates or products that we may develop;

•	damage to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue;

•	reduced resources of our management to pursue our business strategy; and

•	the inability to commercialize any products that we may develop.

We currently do not have product liability insurance coverage, which leaves us exposed to any product-related liabilities that we may incur. We may be unable to obtain insurance on reasonable terms or at all. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain patent protection for our technology and products (particularly itraconazole as an anti-cancer therapy), or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and products similar or identical to ours, and our ability to commercialize our technology and products may be impaired.

Our business plan depends in large part on our ability to obtain and maintain patent protection in the United States with respect to our proprietary technology and products, and in particular, the rights to develop itraconazole as an anti-cancer therapy. We seek to protect our proprietary position by filing patent applications in the United States related to our novel technologies and product candidate and also expect to license applicable patents from third parties.

The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances (particularly in collaboration scenarios), we may not have the right to control (in whole or in part) the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Recent patent reform legislation could further increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The United States Patent Office recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Moreover, we may be subject to a third party preissuance submission of prior art to the U.S. Patent and Trademark Office, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

Even if our owned and licensed patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our owned or licensed patents by developing similar or alternative technologies or products in a non-infringing manner.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Given the amount of time required for the development, testing and regulatory review of our product candidate, patents protecting such candidate might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our issued patents or other intellectual property. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents. In addition, in a patent infringement proceeding, a court may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly.

We expect to license certain intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

We expect to enter into licenses with third parties that hold intellectual property, including patent rights, that are important or necessary to the development of itraconazole as an anti-cancer therapy, and it may be necessary for us to use the patented or proprietary technology of third parties to commercialize itraconazole as an anti-cancer therapy, in which case we would be required to obtain a license from these third parties on commercially reasonable terms, or else our business could be harmed, possibly materially. If we were not able to obtain such licenses, or were not able to obtain such licenses on commercially reasonable terms, our business could be harmed, possibly substantially.

Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business.

Our business will depend upon our ability, and the ability of our collaborators, to develop, manufacture, market and sell our product candidates and use our proprietary technologies without infringing the proprietary rights of third parties. There is considerable intellectual property litigation in the biotechnology and pharmaceutical industries. We may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to our primary product candidate or other products and technology, including interference or derivation proceedings before the U.S. Patent and Trademark Office. Third parties may assert infringement claims against us based on existing patents or patents that may be granted in the future.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue developing and marketing our products and technology. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business.

If we fail to comply with our obligations in our intellectual property licenses with third parties, we could lose rights that are important to our business.

We expect to be party to one or more license or similar agreements that may impose, diligence, development and commercialization timelines, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with our obligations under current or future license, our counterparties may have the right to terminate these agreements, in which case we might not be able to develop, manufacture or market any product that is covered by these agreements (particularly itraconazole as an anti-cancer therapy) or may face other penalties under the agreements. Such an occurrence could materially adversely affect the value of the product candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements with less favorable terms, or cause us to lose our rights under these agreements, including our rights to important intellectual property or technology.

Intellectual property litigation could cause us to spend substantial resources and distract our personnel from their normal responsibilities.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace.

Risks Related to Regulatory Approval of Our Product Candidates

and Other Legal and Compliance Matters

If we fail to obtain, or if there are delays in obtaining, required regulatory approvals, we will not be able to commercialize our product candidate, and our ability to generate revenue and the viability of our company will be materially impaired.

Our product candidate (itraconazole as an anti-cancer therapy) and the activities associated with its clinical development and commercialization, including matters relating to design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale and distribution, are subject to comprehensive regulation by the FDA (including under the Federal Food, Drug and Cosmetic Act) and other regulatory agencies in the United States and by the European Medicines Agency (known as the EMA) and similar regulatory authorities outside the United States. Failure to obtain marketing approval for our product candidate will prevent us from commercializing the product candidate. We have not received approval to market itraconazole as an anti-cancer therapy or any other product from regulatory authorities in any jurisdiction and it will likely be years before we are even eligible to receive such approval.

Securing marketing approval requires the submission of extensive preclinical and clinical data and supporting information to regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing marketing approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the regulatory authorities. Our product candidate may not be effective, may be only moderately effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining marketing approval or prevent or limit commercial use of our product. In particular, new cancer drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed. Even if our product candidate receives marketing approval for one or more indications, of which no assurances may be given, the accompanying labels may limit the approved use of our drug, which could limit sales of the product.

The process of obtaining marketing approvals, both in the United States, is very expensive, may take many years, if approval is obtained at all, and can vary substantially based upon a variety of factors, including the type, complexity and novelty of the product candidate involved. Changes in marketing approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for each submitted product application, may cause delays in the approval or rejection of an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies.

In addition, varying interpretations of the data obtained from preclinical and clinical testing could delay, limit or prevent marketing approval of our product candidate. Any marketing approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the approved product not commercially viable.

If we experience delays in obtaining approval or if we fail to obtain approval of our product candidate, the commercial prospects for our product candidate will be harmed and our ability to generate revenues, and the viability of our company generally, will be materially impaired.

We may also be subject to healthcare laws, regulation and enforcement; our failure to comply with those laws could have a material adverse effect on our results of operations and financial conditions.

Although we currently do not directly market or promote any products, we may also be subject to several healthcare regulations and enforcement by the federal government and the states and foreign governments in which we conduct our business. The laws that may affect our ability to operate include:

•

the federal Health Insurance Portability and Accountability Act of 1996 (or HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information;

•

the federal healthcare programs’ Anti-Kickback Law, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

•

federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent;

•	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and

•

state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, the exclusion from participation in federal and state healthcare programs and imprisonment, any of which could adversely affect our ability to operate our business and our financial results.

We will likely seek approval of itraconazole as an anti-cancer therapy under an expedited procedure, which may not be available to us.

It is our intention to seek to avail ourselves of the FDA’s 505(b)(2) approval procedure where it is appropriate to do so, particularly for itraconazole as an anti-cancer therapy since itraconazole has previously been approved for another indication. Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act permits an applicant to file a NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. The applicant may rely upon published literature and the FDA’s findings of safety and effectiveness based on certain preclinical testing or clinical studies conducted for an approved product. The FDA may also require companies to perform additional studies or measurements to support the change from the approved product.

If this approval pathway is not available to us with respect to our product candidate, the time and cost associated with developing and commercializing such candidate may be prohibitive and our business strategy could be materially and adversely affected.

A fast track designation by the FDA may not actually lead to a faster development or regulatory review or approval process.

We may seek “fast track” designation for our product candidate. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, the drug sponsor may apply for FDA fast track designation. The FDA has broad discretion whether or not to grant this designation, so even if we believe that itraconazole as an anti-cancer therapy may be eligible for this designation, we cannot assure you that the FDA would decide to grant it should we apply for this designation. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program.

A breakthrough therapy designation by the FDA for our product candidate may not lead to a faster development or regulatory review or approval process, and it does not increase the likelihood that our product candidate will receive marketing approval.

We may seek a “breakthrough therapy” designation for our product candidate. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs and biologics that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA are also eligible for accelerated approval.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe that itraconazole as an anti-cancer therapy meets the criteria for designation as a breakthrough therapy for one or more indications, the FDA may disagree and instead determine not to make such designation. Even if such designation is granted, of which no assurances may be given, the receipt of a breakthrough therapy designation for our product candidate may not result in a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if itraconazole as an anti-cancer therapy qualifies as a breakthrough therapy for one or more indications, the FDA may later decide that it no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened, which would deny us the benefits of such designation.

We may seek but be unable to obtain orphan drug exclusivity for our product candidate. If our competitors are able to obtain orphan drug exclusivity for their products that are the same drug as our product candidate, we may not be able to have competing products approved by the applicable regulatory authority for a significant period of time.

Regulatory authorities may designate drugs for relatively small patient populations as orphan drugs. Generally, if a product with an orphan drug designation subsequently receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of market exclusivity, which, subject to certain exceptions, precludes the FDA from approving another marketing application for the same drug for the same indication for that time period. The applicable market exclusivity period is seven years in the United States.

Obtaining orphan drug exclusivity for itraconazole as an anti-cancer therapy may be important to our commercial strategy. If a competitor obtains orphan drug exclusivity for and approval of a product with the same indication as our itraconazole product before we do, and if the competitor’s product is the same drug or a similar medicinal product as ours, we could be excluded from the market. Even if we obtain orphan drug exclusivity for itraconazole as an anti-cancer therapy, we may not be able to maintain it. For example, if a competitive product that is the same drug or a similar medicinal product as our product candidate is shown to be clinically superior to our product candidate, any orphan drug exclusivity we have obtained will not block the approval of such competitive product. In addition, orphan drug exclusivity will not prevent the approval of a product that is the same drug as our product candidate if the FDA finds that we cannot assure the availability of sufficient quantities of the drug to meet the needs of the persons with the disease or condition for which the drug was designated. If one or more of these events occur, it could have a material adverse effect on our company.

Even if we obtain marketing approval for our product candidate, we could be subject to post-marketing restrictions or withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems.

Even if we obtain marketing approval for itraconazole as an anti-cancer therapy, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, we will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. In addition, even if marketing approval of our product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the requirement to implement a risk evaluation and mitigation strategy. New cancer drugs frequently are indicated only for patient populations that have not responded to an existing therapy or have relapsed. If our product candidate receives marketing approval, the accompanying label may limit the approved use of our drug in this way, which could limit sales of the product.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of our product. The FDA closely regulates the post-approval marketing and promotion of drugs to ensure drugs are marketed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we or any third party partners of ours do not market our products for their approved indications, we may be subject to enforcement action for off-label marketing. Violations of the Federal Food, Drug, and Cosmetic Act relating to the promotion of prescription drugs may lead to investigations alleging violations of federal and state health care fraud and abuse laws, as well as state consumer protection laws.

In addition, later discovery of previously unknown adverse events or other problems with our product, manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may yield various results, including:

•	restrictions on such product, our manufacturers or manufacturing processes;

•	restrictions on the labeling or marketing of the product;

•	restrictions on product distribution or use;

•	requirements to conduct post-marketing studies or clinical trials;

•	the need to utilize warning letters;

•	suspension or withdrawal of marketing approvals;

•	withdrawal of the product from the market or product recalls;

•	refusal by regulatory authorities to approve pending applications or supplements to approved applications that we submit;

•	fines, restitution or disgorgement of profits or revenues;

•	product seizure; or

•	injunctions or the imposition of civil or criminal penalties.

We may face similar issues in connection with non-compliance with non-U.S. regulatory requirements.

Risks Related to Our Securities

An active trading market for our common stock may not develop or be sustained.

As we only recently emerged from bankruptcy and are in the early stages of our business plan, an investment in our company will likely require a long-term commitment, with no certainty of return. Although our common stock is listed for quotation on the OTCBB and OTCQB markets, we cannot predict whether an active market for our common stock will ever develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for shares of our common stock may be limited; and

•	a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

The OTCBB and OTCQB markets are relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or the NYSE MKT (formerly known as the NYSE AMEX). In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTCBB and OTCQB, in which case it might be listed on the so called “Pink Sheets”, which is even more illiquid than the OTCQB.

The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

We may not maintain qualification for OTC Bulletin Board or OTCQB inclusion, and therefore you may be unable to sell your shares.

Our common stock is eligible for quotation on the OTCBB and OTCQB. However, trading of our common stock could be suspended. If for any reason our common stock does not become eligible or maintain eligibility for quotation on the OTCBB or OTCQB or a public trading market does not develop, purchasers of shares of our common stock may have difficulty selling their shares should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCBB and OTCQB, any quotation in our common stock could be conducted in the “pink sheets” market. As a result, a purchaser of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the price of their shares. This would materially and adversely affect the liquidity of our securities.

Even if a market for our common stock develops, the market price of our common stock may be significantly volatile, which could result in substantial losses for purchasers.

The market price for our common stock may be significantly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in financial or operational estimates or projections;

•	conditions in markets generally;

•	changes in the economic performance or market valuations of companies similar to ours; and

•	general economic or political conditions in the United States or elsewhere.

In particular, the market prices for securities of biotechnology companies have historically been particularly volatile. Some of the factors that may cause the market price of our common stock to fluctuate include:

•	any delay in or the results of our clinical trials;

•	the announcements of clinical trial data, and the investment community’s perception of and reaction to those data;

•	the results of clinical trials conducted by others on products that would compete with our product candidate;

•	any delay or failure to receive approval from the FDA and other regulatory agencies or bodies;

•	our inability to commercially launch our product or market and generate sales of our product;

•	failure of our product, even if approved for marketing, to achieve any level of commercial success;

•	our failure to obtain or maintain patent protection for any of our technologies and product or the issuance of third party patents that cover our technologies or product;

•	developments or disputes concerning our product’s intellectual property rights;

•	our or our competitors’ technological innovations;

•	general and industry-specific economic conditions that may affect our expenditures;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents;

•	failure to adequately manufacture our product through third parties for purposes of clinical trials or actual sales;

•	future sales of our common stock or other securities;

•	period-to-period fluctuations in our financial results; and

•	low trading volume of our common stock;

In addition, if we fail to reach an important research, development or commercialization milestone or result by a publicly expected deadline, even if by only a small margin, there could be significant impact on the market price of our common stock. Additionally, as we approach the announcement of anticipated significant information and as we announce such information, we expect the price of our common stock to be particularly volatile, and negative results would have a substantial negative impact on the price of our common stock.

In some cases, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our business operations and reputation.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is not traded on a “recognized” national exchange; or (iii) is issued by a company (such as ours) that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. As we are a start-up company, we are at the very early stages of establishing, and we may be unable to effectively establish such systems. This would leave us without the ability to reliably assimilate and compile financial information about our company and significantly impair our ability to prevent error and detect fraud, all of which would have a negative impact on our company from many perspectives.

Moreover, we do not expect that disclosure controls or internal control over financial reporting, even if established, will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Failure of our control systems to prevent error or fraud could materially and adversely impact us.

We may be unable to complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We may be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting for our fiscal year ended December 31, 2014. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our Company and may affect the trading price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders.

In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•	provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;

•	provide that special meetings of stockholders may only be called by our Chairman and/or President, our board of directors or a super-majority (66 2/3%) of our stockholders;

•	place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;

•	do not provide stockholders with the ability to cumulate their votes; and

•	provide that only a super-majority of our stockholders (66 2/3%) may amend our bylaws.

The financial and operational projections that we may make from time to time are subject to inherent risks.

The projections that our management may provide from time to time (including, but not limited to, those relating to potential peak sales amounts, product approval, production and supply dates, commercial launch dates, and other financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. The inclusion of the projections in this Report should not be regarded as an indication that we or our management or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends for the foreseeable future. Therefore, you should not invest in our common stock in the expectation that you will receive dividends.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 13, 2013 (after given effect to the Acquisition), by: (i) each of our directors, (ii) all persons who, to our knowledge, are the beneficial owners of more than 5% of the outstanding shares of common stock, (iii) each of the executive officers, and (iv) all of our directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of common stock set forth opposite such person’s name, except as otherwise indicated. Unless otherwise indicated, the address for each person listed below is in care of HedgePath Pharmaceuticals, Inc., 324 South Hyde Park Avenue, Suite 350, Tampa, FL 33606.

Name and address of beneficial owners	Amount and nature of beneficial ownership of Common Stock	Approximate percentage of outstanding Common Stock (1)	Amount and nature of beneficial ownership of Series A Preferred Stock	Approximate percentage of outstanding Series A Preferred Stock
Richard J. Freer, Ph.D. (2)	7,485,141	39.63%	—
VenturePharm Laboratories, Ltd. (3)	2,613,426	13.84%	—
Bill Guo (4)	2,613,426	13.84%	—
Hedgepath, LLC (5)	—		170,000.74	100%
Black Robe Capital LLC (6)	—		170,000.74	100%
Frank E. O’Donnell, Jr., M.D. (6)	—		170,000.74	100%
Nicholas J. Virca	—		—
Garrison J. Hasara	—		—
Samuel P. Sears	1,106,096	5.86%	—

All directors and executive officers as a group (4 persons)	1,106,096	5.86%	170,000.74	100%

*	Less than 1%.
(1)	Applicable percentages are based on 18,888,971 shares outstanding on August 13, 2013. This table is based upon information supplied by officers, directors, and principal stockholders and Schedule 13Gs filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2)	Dr. Freer’s address is 718 Grove Road, Richmond, Virginia 23114.
(3)	As of August 19, 2008, VPL acquired the outstanding stock from PharmAust Chemistry LTD, an Australian Limited company. Total shares transferred were 2,150,000. On July, 7, 2008, CBI completed a sale of stock subject to a $1 million put right with VPL. Under the terms of the put agreement, CBI sold 463,426 shares of common stock to VPL at a price of $2.15 per share. In consideration of the sale of shares, CBI received $500,000 in cash and 2,229,664 of VPL’s ordinary shares.
(4)	Mr. Guo’s address is 718 Grove Road, Richmond, Virginia 23114. The number of shares deemed to be beneficially owned by Mr. Guo includes 2,613,426 shares held by VPL over which Mr. Guo exercises voting power.

(5)	The address for Hedgepath, LLC is 324 S Hyde Park, Suite 350, Tampa, Florida 33606.
(6)	The address for Black Robe Capital, LLC (“Black Robe”) is 324 S Hyde Park, Suite 350, Tampa, Florida 33606. Black Robe is the sole manager of Hedgepath, LLC, and has sole voting and dispositive power over HedgePath LLC. Frank E. O’Donnell, Jr., MD, our Executive Chairman, is the sole manager of Black Robe LLC, with sole voting and dispositive power over Black Robe LLC, and The Francis E. O’Donnell Jr. Irrevocable Trust No. 7 is the sole member of Black Robe LLC. Pursuant to his manager role at Black Robe, LLC, Dr. O’Donnell may be considered for SEC reporting purposes the beneficial owner of any shares held by Hedgepath, LLC. He disclaims ownership of any shares in HedgePath LLC in which he does not have a pecuniary interest.

Directors and Executive Officers

As a result of the Acquisition and reincorporation merger, our directors and executive officers and their ages as of August 13, 2013 are as follows:

Name	Age	Position(s) Held
Frank E. O’Donnell, Jr., M.D.	63	Executive Chairman and Director
Nicholas J. Virca	66	President, Chief Executive Officer and Director
Garrison J. Hasara, CPA	43	Chief Financial Officer, Secretary and Treasurer
Samuel P. Sears, Jr.	69	Director

Frank E. O’Donnell, Jr., M.D. has been our Executive Chairman of the Board and a Director since August 2, 2013. He has been the Chairman of the Board of BioDelivery Sciences International, Inc. (NASDAQ:BDSI) (“BDSI”) since August 2005, and currently serves as Executive Chairman of BDSI. For more than the last six years, Dr. O’Donnell has been involved with various private limited liability companies which engage in private equity and venture capital investing in disruptive technologies in healthcare, including HedgePath. He has also served as Executive Chairman of Accentia Biopharmaceuticals, Inc. (OTC BB:ABPI) since December 2011. Dr. O’Donnell is a graduate of The Johns Hopkins School of Medicine and received his residency training at the Wilmer Ophthalmological Institute, Johns Hopkins Hospital. Dr. O’Donnell is a former professor and Chairman of the Department of Ophthalmology, St. Louis University School of Medicine. He is a trustee of St. Louis University.

Nicholas J. Virca has served as our President, Chief Executive Officer and Director since August 2, 2013. Since April 2012, Mr. Virca has acted as the chief executive officer and president of HedgePath LLC, where he has been responsible for business planning, technology acquisition and development, interactions with Key Opinion Leaders and consultants and in-licensing activities and pending commercial partnerships. Since 2008, Mr. Virca served as the Chief Operating Officer for LamdaGen Corporation, a privately held company focused on monitoring assays for biopharmaceutical development and manufacturing applications, as well as high-sensitivity detection for human diagnostic biomarkers, such as oncoproteins related to cervical cancer. From 2005 to 2008, Mr. Virca was Vice President for Global Biotechnology at Pall Life Sciences where he was responsible for growth strategies and programs in the biotechnology arena, including new technology and product initiatives, joint ventures, licensing and acquisitions. He also founded the first Scientific Advisory Board for Pall’s Biopharmaceuticals Division. From 1997 to 2004, Mr. Virca was Chief Operating Officer, and later Chief Executive Officer and President of Adventrx Pharmaceuticals, which focused on anti-cancer drug development in human clinical trials. He was instrumental in transitioning the company from a private corporation to a listing on the American Stock Exchange. Mr. Virca held various marketing and general management positions at Damon Biotech, Promega Corporation, Nicolet Imaging Systems, Ortho Diagnostic Systems, Fisher Scientific, Waters, Ross Laboratories and Pfizer Diagnostics. Mr. Virca currently serves on the boards of Hedgepath, LLC and Panoptix Events and on the Life Sciences

Advisory Board of Entegris, Inc. He previously served on the boards of Adventrx Pharmaceuticals between 2001 and 2004, and Diametrix Detectors between 1991 and 1997. He earned a bachelor’s degree in Biology from Youngstown State University, is the co-inventor of packaging technology for enzyme research reagents, and is a member of numerous biotechnology organizations for which he has been a speaker and organizer over the last two decades.

Garrison J. Hasara, CPA has been our Chief Financial Officer, Treasurer and Secretary since August 2, 2013. Since January 2011, he has been the Acting Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer of Accentia Biopharmaceuticals, Inc. (OTCBB:ABPI), a biotechnology company focused on discovering, developing and commercializing innovative therapies that address the unmet medical needs of patients by utilizing therapeutic clinical products. He also serves as Accentia’s Controller, a position that he has held since June 2005. From November 2003 to June 2005, Mr. Hasara served as Accentia’s Compliance Specialist. Prior to that time, from 2000 to 2003, Mr. Hasara was the Chief Financial Officer of Automotive Service Centers, Inc., a franchisee of Midas, Inc. In addition, from 1996 to 1999, Mr. Hasara served in various accounting roles at KForce Inc., a publicly traded staffing services company. Mr. Hasara has been a licensed Certified Public Accountant since 1993 and received his B.S. from the University of South Florida in 1991.

Samuel P. Sears, Jr. has served as CBI’s Director, Chairman of the Audit Committee, Chairman of the Executive Committee, and Member of the Compensation Committee since 2000, and as a Director of HPPI since August 2, 2013. He has also been a member of BDSI’s board of directors since October, 2011. Mr. Sears has extensive experience in the biopharmaceutical, nutraceutical and biotechnology industries. Since 2006, Mr. Sears has been a partner at the law firm of Cetrulo LLP, where he currently serves as managing partner, and from 2000 to 2006, he provided private consulting and legal advisory services to start-up and early stage development companies. From 1998 to 2000, Mr. Sears served as Vice Chairman and treasurer of American Prescription Providers, Inc., a specialty pharmacy network offering prescriptions and nutraceuticals to patients with chronic diseases. From 1994 through May 1998, Mr. Sears was Chief Executive Officer and Chairman of Star Scientific, Inc. (NASDAQ: CIGX). From 1968 to 1993, Mr. Sears was in private law practice. Mr. Sears is a graduate of Harvard College and Boston College Law School.

Equity Incentive Plan

We intend to adopt an equity incentive plan (“EIP”) following the consummation of the Merger. The EIP will be implemented by HPPI with the plan being approved by our board of directors. We anticipate that the EIP will initially be comprised of approximately 32,583,475 (subject to adjustments for stock splits approved by our board of directors, the “Initial EIP Pool”) shares of our common stock (ranking pari passu with our issued and outstanding common stock) to be available in the form of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, performance awards and other customary equity incentives.

Executive Compensation

The information in the sections of CBI’s annual report on Form 10-K for the period ended December 21, 2012 (the “Form 10-K”) titled “Executive Compensation,” “Director Compensation”, “Outstanding Equity Awards at Fiscal Year-End” and “Employment Agreements” is incorporated herein by reference.

Certain Relationships and Related Transactions, and Director Independence

The information in the section of the Form 10-K entitled “Certain Relationships and Related Transactions” is incorporated herein by reference.

Pursuant to the Plan, on August 13, 2013, we entered into the Contribution Agreement with Hedgepath, pursuant to which we acquired the Assets related to the Itra Business Opportunity, and HedgePath was issued the Series A Preferred Stock representing a 90% equity voting interest in us. Hedgepath is a private company. Nicholas J. Virca, our president and chief executive officer, and Frank E. O’Donnell, Jr., our executive chairman and director, are respectively the president and chief executive officer and executive chairman of HedgePath. Blackrobe Capital LLC, and entity managed by Dr. O’Donnell, is also the manager of Hedgepath. Effectively, Dr. O’Donnell controls HedgePath.

Although the new board of the Company has not met and formally made a determination of independence, the Company expects that Mr. Sears will qualify as and independent director pursuant to the definition of independence adopted by the Nasdaq Capital Market.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The Company’s common stock traded on the NASDAQ Capital Market (“NASDAQ”) under the symbol “CBTE” until January 25, 2010. The Company’s common stock currently trades on the Pink Sheets under the symbol CBTEQ.PK. The following table sets forth the range of high and low sales price per share of common stock for the years ended December 31, 2012 and 2011 and for the quarters ended March 31, 2013 and June 30, 2013. These market quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not necessarily represent actual transactions.

Period	High Stock Price	Low Stock Price
1st Quarter, 2013	$0.12	$0.03
2nd Quarter, 2013	$0.0999	$0.01

1st Quarter, 2012	$0.05	$0.01
2nd Quarter, 2012	$0.03	$0.02
3rd Quarter, 2012	$0.02	$0.02
4th Quarter, 2012	$0.02	$0.01

1st Quarter, 2011	$0.08	$0.02
2nd Quarter, 2011	$0.07	$0.04
3rd Quarter, 2011	$0.04	$0.02
4th Quarter, 2011	$0.04	$0.02

As of the date of this Current Report, there were 49 holders of record of Common Stock and one holder of record of Series A Preferred Stock.

The Company has not paid and does not expect to pay any cash dividends on its Common Stock.

Recent Sales of Unregistered Securities

In addition, effective August 13, 2013, HPPI issued to HedgePath, as consideration for the Contribution of the Assets, an aggregate of 170,000.739 shares of Series A Preferred Stock, par value $0.0001 per share, representing in the aggregate 90% of our voting equity securities on a fully diluted basis as of such date. Such securities were issued in a transaction exempt from the registration requirements under Section 4(2) and/or Regulation D of the Securities Act inasmuch as they were issued to less than ten sophisticated persons who represented to us that they are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act and acquiring the securities for investment, for their own account, and not for resale or with a view to distribution thereof in violation of the Securities Act, and the rules and regulations promulgated thereunder.

Description of Registrant’s Securities

General

Our Certificate of Incorporation authorizes the issuance of up to 350,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of August 13, 2013, we had 18,888,971 shares of common stock issued and outstanding, and 170,000.739 shares of Series A Preferred Stock issued and outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders are determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters are decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our bylaws also provide that our directors may be removed only for cause by the affirmative vote of by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all our stockholders would be entitled to cast in any annual election of directors. In addition, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes that all of our stockholders would be entitled to cast in any annual election of directors is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our bylaws; provided, however, that no such change to any bylaw may alter, modify, waive, abrogate or diminish the our obligation to provide the indemnity called for by Article 10 thereunder. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 10,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Other than the Series A Preferred Stock issued to HedgePath pursuant to the Contribution Agreement, no shares of preferred stock are currently issued or outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business transaction. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Series A Preferred Stock

The material terms and provisions of the shares of the Series A Preferred Stock are summarized below. The following description is subject to, and qualified in its entirety by, the certificate of designation for the Series A Preferred Stock, filed as Exhibit 3.3 to this Current Report on Form 8-K, which is incorporated herein by reference. You should review a copy of the certificate of designation for a complete description of the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock.

General

Under the terms of our certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. Our board of directors has designated 500,000 of the 10,000,000 authorized shares of preferred stock as our Series A Preferred Stock.

Rank

The Series A Preferred Stock will rank:

•	senior to our common stock;

•	senior to any class or series of our capital stock hereafter created specifically ranking by its terms junior to the Series A Preferred Stock (the “Junior Securities”);

•	on parity with any class or series of our capital stock hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock (the “Parity Securities”) and

•	junior to any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock,

•	in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntarily or involuntarily.

Conversion

Following August 13, 2014, the one (1) year anniversary of the August 13, 2013 effective date of its Certificate of Designation (the “Effective Date”), all of the shares of Series A Preferred Stock will be convertible in the aggregate into a number of shares of Common Stock that equals ninety percent (90%) of the total issued and outstanding shares of our Common Stock (on a fully-diluted basis) as of the Effective Date, after giving effect to a hypothetical issuance of such shares of Common Stock issuable upon conversion of the Series A Preferred Stock, without any additional consideration by the holder to effectuate the conversion. As of the Effective Date, there are 18,888,971 shares of Common Stock outstanding on a fully-diluted basis; therefore, the aggregate 170,000.739 shares of our Series A Preferred Stock are convertible into 170,000,739 shares of Common Stock, and each share of Series A Preferred Stock is convertible into its pro rata portion of such amount of Common Stock. The conversion rate is not subject to dilution, modification or any other change, regardless of any action undertaken by our Board of Directors or stockholders

Liquidation Preference

In the event of our liquidation, dissolution or winding up, each holder of shares of Series A Preferred Stock will be entitled to receive, in preference to any distributions of any of our assets or surplus funds to the holders of the Common Stock and Junior Securities, and pari passu with any distribution to the holders of Parity Securities, an amount equal to $0.0001 per share of Series A Preferred Stock, plus an additional amount equal to any dividends declared but unpaid on such shares, before any payments are made or any assets distributed to holders of any class of Common Stock or Junior Securities. After the payment of this preferential amount, and subject to the rights of holders of any class or series of our capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock and holders of Series A Preferred Stock will participate ratably in the distribution of any remaining assets with the common stock and any other class or series of our capital stock hereafter created that participates with the common stock in such distributions with the holders of the Series A Preferred Stock deemed to hold that number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible.

Voting Rights

Each issued and outstanding share of Series A Preferred Stock will be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time in accordance with the terms of the Certificate of Designation), at each meeting of our stockholders (or pursuant to any action by written consent) with respect to any and all matters presented to our stockholders for their action or consideration. Except as provided by law, or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock will vote together with the holders of Common Stock as a single class.

Dividends

Holders of Series A Preferred Stock are entitled to receive, and we are required to pay, dividends on shares of the Series A Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock.

Redemption

We are not obligated to redeem or repurchase any shares of Series A Preferred Stock. Shares of Series A Preferred Stock are not otherwise entitled to any redemption rights, or mandatory sinking fund or analogous fund provisions.

Listing

There is no established public trading market for the Series A Preferred Stock, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A Preferred Stock on any national securities exchange or trading system.

Fundamental Transactions

If, at any time that shares of Series A Preferred Stock are outstanding, we effect a merger or other change of control transaction, as described in the certificate of designation and referred to as a fundamental transaction, then a holder will have the right to receive, upon any subsequent conversion of a share of Series A Preferred Stock (in lieu of conversion shares) for each issuable conversion share, the same kind and amount of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of one share of common stock.

Indemnification of Directors and Officers

Our certificate of incorporation provides that, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, we will indemnify all persons whom we are permitted to indemnify pursuant thereto. A description of the scope of our indemnification can be seen below. Further, with respect to expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under Section 145 of the DGCL, we will pay such officer or director in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust account or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Our bylaws provide for the indemnification of our directors, officers or other persons in accordance with our certificate of incorporation and Section 145 of the DGCL. Our bylaws further provide certain supplemental information relating to the indemnification of our officers and directors. In particular, our bylaws provide a definition for the term “good faith,” such term being the standard for whether an officer or director may be indemnified, and allows that any director or officer may apply to the Court of Chancery in Delaware for indemnification to the extent otherwise permissible by the bylaws.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in Item 2.01 hereof in the section entitled “Recent Sales of Unregistered Securities” is incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 2.01 hereof in the section entitled “Preferred Stock—Series A Preferred Stock” is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

As more fully set forth in Item 2.01, upon consummation of the transactions contemplated by the Plan and the Contribution Agreement, HedgePath was issued shares of Series A Preferred Stock, which in the aggregate, constitute 90% of our equity voting power.

In connection therewith, the existing board of directors and officers of CBI resigned, and Frank E. O’Donnell was appointed our Executive Chairman and Director, Nicholas J. Virca was appointed our President, Chief Executive Offer and Director, Garrison J. Hasara was appointed our Chief Financial Officer and Samuel Sears was appointed as our director.

The information set forth in Items 1.01 and 2.01 above is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Resignation of Directors and Officers

As previously disclosed in Item 1.03 of our Current Report on Form 8-K filed April 13, 2013, as part of the implementation of the Plan and upon consummation of the reincorporation merger and Contribution Agreement, Richard J. Freer, Ph.D. has resigned effective August 13, 2013 as a director and/or officer of the Company.

(b)	Appointment of Directors and Officers

As part of the implementation of the Plan and upon consummation of the transactions contemplated by the reincorporation merger and Contribution Agreement, the following persons were appointed as our officers and directors:

Name	Age	Position(s) Held
Frank E. O’Donnell, Jr., M.D.	63	Executive Chairman and Director
Nicholas J. Virca	66	President, Chief Executive Officer and Director
Garrison J. Hasara, CPA	43	Chief Financial Officer, Secretary and Treasurer
Samuel P. Sears, Jr.	69	Director

The business background descriptions of the each of the above persons as set forth in Item 2.01 of this Report are hereby incorporated in this Item 5.02 by reference.

(c)	Employment Agreements

We currently do not have an employment agreement with any of our officers, but intend to enter into an employment agreement with Nicholas J. Virca for his services as our President and Chief Executive Officer in the foreseeable future.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective August 12, 2013, CBI changed its name to HedgePath Pharmaceuticals, Inc. and reincorporated itself as a Delaware corporation. The name change and reincorporation were effected through a short-form reincorporation merger pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”) by merging CBI with and into HPPI, a wholly-owned subsidiary of CBI, with HPPI as the surviving entity in the merger. Under the DGCL, the merger did not require stockholder approval. By virtue thereof, CBI, which had previously been governed by Virginia law, was merged out of existence, with HPPI surviving as a corporation governed by Delaware law, and by HPPI’s articles of incorporation and bylaws, which were adopted on behalf of the Company.

HPPI’s common stock has been assigned a new CUSIP number of 42278K102 in connection with the name change. Holders of the outstanding stock certificates of CBI will receive a letter of transmittal from our exchange agent with instructions describing the procedure to surrender CBI stock certificates and receive HPPI stock certificates. Holders of CBI common stock that hold such shares electronically in “street name” will have those shares exchanged for a like number of HPPI through the facilities of the Depositary Trust Company.

Immediately prior to the reorganization merger, HPPI filed with the Delaware Secretary of State a Certificate of Designation for the Series A Preferred Stock, a copy of which is attached hereto as Exhibit 3.3 and incorporated herein by reference. The material provisions of the Series A Preferred Stock are set forth in Item 2.01 and are incorporated herein by reference.

A copy of the Certificate of Ownership and Merger effecting the name change and reincorporation, as filed with the Delaware Secretary of State on August 9, 2013 and received on August 12, 2013, is attached hereto as Exhibit 3.4 and is incorporated herein by reference. A copy of the certificate of incorporation of HPPI is attached hereto as Exhibit 3.1, and incorporated herein by reference. A copy of the bylaws of HPPI is attached hereto as Exhibit 3.2 and is incorporated herein by reference.

Certificate of Incorporation and Bylaws

Certain provisions in our certificate of incorporation and by-laws following the Acquisition and reincorporation merger as summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control.

The below description of the material provisions of our certificate of incorporation and bylaws is qualified in its entirety by references to the full text of our certificate of incorporation and bylaws, respectively. In that regard, the below summary does not purport to be complete.

Common Stock and Preferred Stock. The description of our common stock and preferred stock as set forth under the heading “Description of Registrant’s Securities to be Registered” under Item 2.01 is incorporated herein by reference.

Non-voting Securities Prohibited; Classes of Voting. As required by the Plan, our certificate of incorporation prohibits us from issuing non-voting shares of our capital stock. In addition, voting power among the holders of the various classes of our capital stock is distributed evenly.

Options, Warrants and Rights. We may issue options, warrants and rights for the purchase of shares or any class or series of stock, and our board of directors, in their sole discretion, may determine the terms and conditions on which such derivatives are issued.

Amendment to bylaws. Our certificate of incorporation will permit our board of directors to alter, amend, change, add or repeal our bylaws without the asset or vote of our stockholders.

Board of Directors. Our certificate of incorporation provides that our board of directors will be divided into three classes with each such class as nearly equal in number as the then-authorized number of directors, and the term of office of one class expiring each year. Once the initial term of the class three director expires, each director will serve for a term ending at the third annual meeting of stockholders following the annual meeting at which such director was elected. Our bylaws provide that our board will hold annual meetings, and the presence of a majority of the members of our board constitute a quorum. Our board may designate one or more additional special or standing committees, each such additional committee to consist of one or more of our directors.

Transactions with Directors and Officers. Our certificate of incorporation will permit us to enter into transactions with entities in which one or more directors or officers are our directors or officers, or if our directors and officers are financially interested in such transaction, provided that: (i) such relationship is disclosed or known to the board (or a committee thereof) which duly approves or ratifies such transaction; or (ii) the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent; or (iii) the contract or transaction is fair and reasonable as to us at the time it is duly authorized. Common or interested directors are counted in determining a presence of a quorum or committee which authorizes, approves or ratifies such a contract or transaction.

Indemnification. The indemnification provisions as set forth in the section “Indemnification of Directors and Officers” under Item 2.01 is incorporated herein by reference.

Special Stockholder Meetings. Our bylaws permit special meetings of stockholders for any purpose or purposes, unless otherwise proscribed by the DGCL or by our Articles of Incorporation. Special meetings may be called exclusively by: (i) the Chairman of the Board or the Chief Executive Officer, President or other executive officer, (ii) an action of the Board of Directors or (iii) request in writing of the stockholders of record, and only of record, owning not less than sixty-six and two-thirds percent (66 2/3%) of the entire capital stock of our Company issued and outstanding and entitled to vote. Such request must state the purpose or purposes of the proposed meeting. Our officers or directors will then fix the time and any place, either within or without the State of Delaware, as the place for holding such meeting.

Notice of Stockholder Meeting. Our bylaws provide that written notice of our annual and each special meeting of stockholders, stating the time, place and purpose or purposes thereof, and the means of remote communications, if any, by which stockholders or proxy holders may be deemed to be present in person and able to vote at such meeting, will be given to each stockholder entitled to vote thereat, not less than ten (10) nor more than sixty (60) days before the meeting. The Board of Directors may postpone a special meeting in its sole discretion in any manner it deems reasonable.

Business Conducted at Stockholder Meetings. Our bylaws provide that at any meeting of stockholders, only business properly brought before the meeting, as set forth in more detail in our bylaws, will be conducted.

Nomination of Directors. Our bylaws provide that nomination of candidates for election as directors at any meeting of stockholders called for such purpose, in whole or in part, must be made by the Board of Directors or by any stockholder entitled to vote at such meeting., in accordance with the following procedures: (i) nominations made by the Board of Directors will be made at a meeting of the Board of Directors or by written consent of the directors in lieu of a meeting prior to the date of such meeting; (ii) the exclusive means by which a stockholder may nominate a director will be by delivery of a notice to the Secretary, not less than sixty (60) days prior to the date of an election meeting, setting forth certain information as set forth more fully in our bylaws; (iii) all eligible directors must timely deliver to our secretary certain background and other information; and (iv) if the Chairman of the election meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination will be void.

Quorum and Adjournment—Stockholder Meetings. Our bylaws provide that the holders of a majority of the shares of capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy (provided the proxy has authority to vote on at least one matter at such meeting), will constitute a quorum at any meeting of stockholders for the transaction of business, except when stockholders are required to vote by class, in which event a majority of the issued and outstanding shares of the appropriate class will be present in person or by proxy (provided the proxy has authority to vote on at least one matter at such meeting) in order to constitute a quorum as to such class vote, and except as otherwise provided by the DGCL or by our Certificate of Incorporation. The chairman of the Board or the person presiding as Chairman of the meeting has the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, whether or not a quorum is present or represented. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Voting; Proxies—Stockholder Meetings. Except as provided for in our bylaws or by applicable law, rule or regulation, when a quorum is present at any meeting of the stockholders, any action by the stockholders on a matter except the election of directors will be approved if approved by the majority of the votes cast. Except as provided in our bylaws with respect to “Contested Elections” (as defined therein), each nominee for director will be elected by the majority of the votes cast (which includes votes withheld) with respect to that nominee’s election at any meeting for the election of directors at which a quorum is present. Directors will be elected by a plurality of the votes cast in any Contested Election. Voting by proxy is permitted, so long as it complies with the procedures set forth in the bylaws.

Fixing a Record Date. The Board of Directors may fix in advance a date for any meeting of stockholders (which date cannot be more than sixty (60) nor less than ten (10) days preceding the date of any such meeting of stockholders), a date for payment of any dividend or distribution, a date for the allotment of rights, a date when any change or conversion or exchange of capital stock will go into effect, or a date in connection with obtaining a consent of stockholders (which date will not precede or be more than ten (10) days after the date the resolution setting such record date is adopted by the Board of Directors), in each case, for the determination of the stockholders entitled to notice of, and to vote at, any such meeting and any adjournment thereof, to receive payment of any such dividend or distribution, to receive any such allotment of rights, to exercise the rights in respect of any such change, conversion or exchange of capital stock, or to give such consent, as the case may be.

Board Vacancies. If any vacancy occurs in the board for any reason, or in the event a new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office, though less than a quorum, or a sole remaining director, but not the stockholders, may choose a successor or fill the newly created directorship. Such director will hold office for the unexpired term or its predecessor and until its successor is elected. Directors may be removed by the board with or without cause, and stockholders may only remove a director for cause by the affirmative vote of 66 2/3% of the stockholders entitled to vote a duly called meeting of stockholders.

Officers. All officers hold their offices for such terms and will exercise such powers and perform such duties as prescribed by our bylaws, board of directors or president, as applicable. The board of directors may delegate to any officer the power to appoint other officers and to prescribe their respective duties and powers. The president, chairman of the board, treasurer and secretary will be elected only by, and shall serve only at the pleasure of, the board of directors. All other officers may be appointed as the board of directors or the chairman of the board or president deem necessary and elect or appoint. The officers will be elected or ratified annually by the board of directors at its first regular meeting held after the annual meeting of stockholders. Each officer will hold office until his or her successor has been chosen and has qualified or until his or her death or the effective date of his or her resignation or removal, or until he or she ceases to be a director in the case of the chairman of the board. Any officer or agent may be removed, either with or without cause, by the affirmative vote of a majority of the board and, other than the chairman of the board, the chief financial officer and the president, may also be removed, either with or without cause, by action of the chairman of the board or president whenever, in his, her or their judgment, as applicable, our best interests are served thereby. Vacancies in required offices will be filled at the discretion of the board through the expiration of the remaining term, and all other offices at the discretion of the board, our chairman or president.

Miscellaneous. Our bylaws also provide for certain procedures, rights, obligations and authority with respect to (i) the power of officers or agents to enter into agreements, (ii) the authority to sign checks; (iii) bank accounts; (iv) voting of another entity’s securities held by the Company ; (v) the issuance of stock; (vi) lost certificates; (vii) share transfers; (viii) registered stockholders’ (ix) uncertificated shares; and (x) other administrate matters.

Item 5.06. Change in Shell Company Status.

The information set forth in Item 2.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Merger and Reorganization, dated as of August 9, 2013, between Commonwealth Biotechnologies, Inc., and HedgePath Pharmaceuticals, Inc.

3.1	Articles of Incorporation of the Registrant

3.2	Bylaws of the Registrant

3.3	Certificate of Designation for Series A Preferred Stock

3.4	Certificate of Ownership and Merger

10.1	Contribution Agreement, dated August 13, 2013, by and between Hedgepath, LLC, and HedgePath Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 16, 2013	HEDGEPATH PHARMACEUTICALS, INC.

	By:	/s/ Nicholas J. Virca
		Name:	Nicholas J. Virca
		Title:	President and Chief Executive Officer